SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

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☐  Preliminary Proxy Statement
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☑  Definitive Proxy Statement
☐  Definitive Additional Materials
☐  Soliciting Material Pursuant to § 240.14a-12

LIMELIGHT NETWORKS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of 2008 Annual Meeting of Stockholders
and Proxy Statement

Meeting Date:
June 12, 2008

Meeting Location:
Sheraton Phoenix Airport Hotel Tempe
1600 South 52nd Street
Tempe, Arizona 85281

Limelight Networks, Inc.
2220 W. 14th Street
Tempe, Arizona 85281

To Our Stockholders:

You are cordially invited to attend the 2008 Annual Meeting of Stockholders of Limelight Networks, Inc. The Annual Meeting will be held on June 12, 2008, at 9:00 a.m. local time, at the Sheraton Phoenix Airport Hotel Tempe, located at 1600 South 52nd Street, Tempe, Arizona 85281.

The expected actions to be taken at the Annual Meeting are described in the attached Proxy Statement and Notice of Annual Meeting of Stockholders. Included with the Proxy Statement is a copy of our Annual Report for the fiscal year ended December 31, 2007. We encourage you to read the Annual Report. It includes our audited financial statements and information about our operations, markets and services.

Stockholders of record as of April 15, 2008 may vote at the Annual Meeting.

Your vote is important. Whether or not you plan to attend the meeting, please complete, sign, date, and return the accompanying proxy card in the enclosed postage-paid envelope. Returning the proxy card will ensure your representation at the meeting but does NOT deprive you of your right to attend the meeting and to vote your shares in person. The Proxy Statement explains more about the proxy voting. Please read it carefully. We look forward to seeing you at the Annual Meeting.

Sincerely,

Jeffrey W. Lunsford
President, Chief Executive Officer and
Chairman of the Board

NOTICE OF 2008 ANNUAL MEETING OF STOCKHOLDERS

Date:   June 12, 2008

Time:  9:00 a.m. local time

Place:	Sheraton Phoenix Airport Hotel Tempe
1600 South 52nd Street
Tempe, Arizona 85281

Matters to be voted on:

1. Election of Walter D. Amaral, Jeffrey W. Lunsford and Peter J. Perrone as Class I directors.

2. Ratification of Ernst & Young LLP as independent auditors.

3. To transact such other business as may properly come before the Annual Meeting or any postponement or adjournment thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

Only stockholders of record at the close of business on April 15, 2008 are entitled to notice of and to vote at the Annual Meeting.

By order of the Board of Directors

Philip C. Maynard
Senior Vice President, Chief Legal Officer and Secretary
May 2, 2008

YOUR VOTE IS IMPORTANT.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY CARD OR VOTING INSTRUCTION CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE AS INSTRUCTED ON THE ENCLOSED PROXY CARD OR VOTING INSTRUCTION CARD.

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LIMELIGHT NETWORKS, INC.

PROXY STATEMENT FOR 2008
ANNUAL MEETING OF STOCKHOLDERS

INFORMATION CONCERNING SOLICITATION AND VOTING

The enclosed Proxy is solicited on behalf of the Board of Directors of Limelight Networks, Inc. (“Limelight”), for use at the Annual Meeting of Stockholders to be held on June 12, 2008, at 9:00 a.m. local time, and at any postponement or adjournment thereof. The Annual Meeting will be held at the Sheraton Phoenix Airport Hotel Tempe, located at 1600 South 52nd Street, Tempe, Arizona 85281. The purposes of the Annual Meeting are set forth in the accompanying Notice of Annual Meeting of Stockholders.

These proxy solicitation materials and the enclosed Annual Report for the fiscal year ended December 31, 2007, including financial statements, were first mailed on or about May 2, 2008, to all stockholders entitled to vote at the meeting. Our principal executive offices are located at 2220 W. 14th Street, Tempe, Arizona 85281, and our telephone number is (602) 850-5000.

GENERAL INFORMATION ABOUT THE MEETING

Who May Vote

You may vote if our records showed that you owned shares of Limelight as of April 15, 2008 (the “Record Date”). At the close of business on that date, we had a total of 82,826,547 shares of common stock issued and outstanding, which were held of record by approximately 77 stockholders. As of the Record Date, we had no shares of preferred stock outstanding. You are entitled to one vote for each share that you own.

Voting Your Proxy

If a broker, bank or other nominee holds your shares, you will receive instructions from them that you must follow in order to have your shares voted. The instructions from your broker, bank or other nominee will also provide details regarding Internet and telephone voting. If a bank, broker or other nominee holds your shares and you wish to attend the meeting and vote in person, you must obtain a “legal proxy” from the record holder of the shares giving you the right to vote the shares.

If you hold your shares in your own name as a holder of record, you may instruct the proxy holders how to vote your common stock by signing, dating and mailing the proxy card in the postage paid envelope that we have provided. Please refer to the summary voting instructions included on your proxy card. Of course, you may also choose to attend the meeting and vote your shares in person. The proxy holders will vote your shares in accordance with your instructions on the proxy card. If you sign and return a proxy card without giving specific voting instructions, your shares will be voted as recommended by our Board of Directors.

Matters to be Presented

We are not aware of any matters to be presented other than those described in this Proxy Statement. If any matters not described in the Proxy Statement are properly presented at the meeting, the proxy holders will use their own judgment to determine how to vote your shares. If the meeting is adjourned, the proxy holders can vote your shares on the new meeting date as well, unless you have revoked your proxy instructions.

Changing Your Vote

To revoke your proxy instructions if you are a holder of record, you must (i) advise our Corporate Secretary in writing before the proxy holders vote your shares, (ii) deliver later proxy instructions, or (iii) attend the meeting and vote your shares in person. If your shares are held by a bank, broker or other nominee, you must follow the instructions provided by the bank, broker or nominee.

Cost of This Proxy Solicitation

We will pay the cost of this proxy solicitation. We may, on request, reimburse brokerage firms and other nominees for their expenses in forwarding proxy materials to beneficial owners. In addition to soliciting proxies by mail, we expect that our directors, officers and employees may solicit proxies in person or by telephone or facsimile. None of these individuals will receive any additional or special compensation for doing this, although we will reimburse these individuals for their reasonable out-of-pocket expenses.

How Votes are Counted

The Annual Meeting will be held if a majority of the outstanding common stock entitled to vote is represented at the meeting. If you have returned valid proxy instructions or attend the meeting in person, your common stock will be counted for the purpose of determining whether there is a quorum, even if you wish to abstain from voting on some or all matters at the meeting.

Abstentions and Broker Non-Votes

Shares that are voted “WITHHELD” or “ABSTAIN” are treated as being present for purposes of determining the presence of a quorum and as entitled to vote on a particular subject matter at the Annual Meeting. If you hold your common stock through a bank, broker or other nominee, the broker may be prevented from voting shares held in your account on some proposals (a “broker non-vote”) unless you have given voting instructions to the bank, broker or nominee. Shares that are subject to a broker non-vote are counted for purposes of determining whether a quorum exists but not for purposes of determining whether a proposal has passed.

Our Voting Recommendations

When proxies are properly dated, executed and returned, the shares represented by such proxies will be voted at the Annual Meeting in accordance with the instructions of the stockholder. However, if no specific instructions are given, the shares will be voted in accordance with the following recommendations of our Board of Directors:

•	“FOR” the election of Walter D. Amaral, Jeffrey W. Lunsford and Peter J. Perrone to the Board of Directors as Class I Directors; and

•	“FOR” ratification of Ernst & Young LLP as our independent auditors for fiscal year 2008.

Deadlines for Receipt of Stockholder Proposals

Stockholders may present proposals for action at a future meeting only if they comply with the requirements of the proxy rules established by the Securities and Exchange Commission, or SEC, and our bylaws. Stockholder proposals that are intended to be included in our Proxy Statement and form of Proxy relating to the meeting for our 2009 Annual Meeting of Stockholders under rules set forth in the Securities Exchange Act of 1934, as amended, or the Securities Exchange Act, must be received by us no later than January 2, 2009 to be considered for inclusion.

If a stockholder intends to submit a proposal or nomination for director for our 2009 Annual Meeting of Stockholders that is not to be included in Limelight’s Proxy Statement and form of Proxy relating to the meeting, the stockholder must give us notice in accordance with the requirements set forth in Limelight’s bylaws no later than January 2, 2009. Limelight’s bylaws require that certain information and acknowledgments with respect to the proposal and the stockholder making the proposal be set forth in the notice. A copy of the relevant bylaw provision is available upon written request to Limelight Networks, Inc., 2220 W. 14th Street, Tempe, Arizona 85281, Attention: Corporate Secretary. You can also access our SEC filings, including our Annual Report on Form 10-K, on the SEC’s website located at www.sec.gov and on our website at www.limelightnetworks.com.

PROPOSAL ONE: ELECTION OF DIRECTORS

We have a classified Board of Directors. Our Board of Directors currently consists of four Class I directors, three Class II directors and three Class III directors. Following the 2008 Annual Meeting, our Board of Directors will consist of three Class I directors, three Class II directors and three Class III directors. At each annual meeting of stockholders, directors are elected for a term of three years to succeed those directors whose terms expire on the annual meeting dates or until their respective successors are duly elected and qualified.

Nominees

The Corporate Governance and Nominating Committee of the Board of Directors selected, and the Board of Directors approved, Walter D. Amaral, Jeffrey W. Lunsford and Peter J. Perrone as nominees for election to Class I of the Board of Directors at the Annual Meeting. Each of these nominees currently serves on our Board of Directors. If elected, Messrs. Amaral, Lunsford and Perrone will each serve as a director until our annual meeting in 2011, their respective successors are elected and qualified or their earlier resignation or removal.

Unless otherwise instructed, the proxy holders will vote the proxies received by them FOR Messrs. Amaral, Lunsford and Perrone. If any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for another nominee designated by the Board of Directors. We are not aware of any reason that any nominee would be unable or unwilling to serve as a director.

Vote Required

If a quorum is present, the nominees receiving the highest number of votes will be elected to the Board of Directors. Abstentions and broker non-votes will have no effect on the election of directors.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE ELECTION OF WALTER D. AMARAL, JEFFREY W. LUNSFORD AND PETER J. PERRONE TO THE BOARD OF DIRECTORS.

Information About the Directors and Nominees

The following table sets forth information regarding our directors and the nominees as of March 31, 2008:

			Director
Name	Age	Position	Since

Class I directors whose terms expire at the 2008 Annual Meeting:
Walter D. Amaral	56	Director	2007
Allan M. Kaplan*	37	Co-Founder and Director	2003
Jeffrey W. Lunsford	42	President, Chief Executive Officer and Chairman of the Board	2006
Peter J. Perrone	40	Director	2006

Class II directors whose terms expire at the 2009 Annual Meeting:
Joseph H. Gleberman	50	Director	2006
Fredric W. Harman	47	Director	2006
Mark A. Jung	46	Director	2007

Class III directors whose terms expire at the 2010 Annual Meeting:
Douglas S. Lindroth	41	Director	2008
David C. Peterschmidt	60	Director	2007
Nathan F. Raciborksi	41	Co-Founder, Chief Technical Officer and Director	2006

*	Mr. Kaplan has informed us that he will not be standing for re-election at the 2008 Annual Meeting.

There are no family relationships between any director, director nominee and executive officer.

Walter D. Amaral has served as a director since May 2007. Mr. Amaral served as Senior Vice President and Chief Financial Officer of SiRF Technology Holdings, Inc., a provider of GPS enabled technology, from August 2000 to March 2006. Prior to that, from August 1997 to August 2000, Mr. Amaral served as Senior Vice President and Chief Financial Officer of S3 Incorporated. From April 1995 to August 1997, Mr. Amaral served as Senior Vice President and Chief Financial Officer of NetManage, Inc., a software company. From May 1992 to May 1995, Mr. Amaral served as Senior Vice President and Chief Financial Officer of Maxtor Corporation, a computer storage device company. From May 1977 to May 1992, Mr. Amaral worked in several finance and marketing positions, the most recent of which was Corporate Controller, at Intel Corporation. Mr. Amaral holds a B.S. in Accounting from California State University, San Jose.

Allan M. Kaplan, one of our Co-Founders in June 2001, has served as a director since August 2003, including serving as Chairman of our Board of Directors through November 2006. Mr. Kaplan also served as a Partner of Milestone Equity Partners from October 2001 to November 2003. Prior to co-founding Limelight, Mr. Kaplan served as Senior Vice President of Business Development and as a Director of Axient Communications from 1999 to 2000. In 1997, Mr. Kaplan co-founded Entera, which was acquired by Cacheflow in 2000. In 1993, Mr. Kaplan co-founded and served as Senior Vice President and Director of Primenet Services for The Internet, which later merged with GlobalCenter, where he served as Vice President of Operations and Director. GlobalCenter was acquired in 1997 by Frontier Communications, where he served as Senior Vice President of Network Services until 1998. Mr. Kaplan also currently serves as a managing member of Cocoon Capital, LLC a private venture fund, and sits on the advisory board of Greenhill SAVP.

Jeffrey W. Lunsford has served as our President, Chief Executive Officer and Chairman since November 2006. From April 2003 to November 2006, Mr. Lunsford served as Chairman and Chief Executive Officer of WebSideStory, Inc., which was renamed Visual Sciences, Inc. in 2007, and which was acquired by Omniture, Inc. in January, 2008. Visual Sciences was a provider of real-time data analytics and visualization applications. From September 2002 to February 2003, Mr. Lunsford served as the Chief Executive Officer of TogetherSoft

Corporation, a software development company. From March 1996 to August 2002, he served as the Senior Vice President of Corporate Development of S1 Corporation, a provider of customer interaction software for financial and payment services. Mr. Lunsford also currently serves on the board of directors of Digital Domain, Inc. and Midtown Bank and Trust Company. Mr. Lunsford received a B.S. in Information and Computer Sciences from the Georgia Institute of Technology.

Joseph H. Gleberman has served as a director since September 2006. Mr. Gleberman has been a Managing Director in Goldman, Sachs & Co.’s Principal Investment Area since 1993. Prior to joining the Principal Investment Area, he served in a variety of capacities in the Investment Banking Division and the Mergers & Acquisitions Department at Goldman, Sachs & Co., which he joined in 1982. Mr. Gleberman also serves on the board of directors of Alltel Corporation and the boards of a number of private companies. Mr. Gleberman received a B.A. and an M.A. from Yale University, and an M.B.A. from Stanford University.

Fredric W. Harman has served as a director since September 2006. Mr. Harman has served as a Managing Partner of Oak Investment Partners since 1994. From 1991 to 1994, Mr. Harman served as a General Partner of Morgan Stanley Venture Capital. Mr. Harman currently serves as a director of U.S. Auto Parts, an online provider of aftermarket auto parts, and several privately held companies, including Aspect Software Inc., a provider of contact center solutions, and Demand Media, Inc., an Internet new media company. Mr. Harman received a B.S. and an M.S. in Electrical Engineering from Stanford University, where he was a Hughes Fellow, and an M.B.A. from the Harvard Graduate School of Business.

Mark A. Jung has served as a director since April 2007. Mr. Jung has been the Chief Executive Officer of VUDU, Inc. since October 2007. Mr. Jung served as the Chief Operating Officer of Fox Interactive Media, a subsidiary of News Corporation, from February 2006 to November 2006. Mr. Jung also served as the Chief Executive Officer of IGN Entertainment Inc. from January 1999 to January 2006, including the period from October 2005 to January 2006 when IGN Entertainment Inc. was a subsidiary of News Corporation. He also co-founded Worldtalk Communications Corporation, an Internet security company, and served as its Chief Executive Officer and a director from February 1992 to July 1997 and also as its Chairman from February 1996 to July 1997. Mr. Jung currently serves on the board of directors of 3PAR Inc., and on the boards of a number or private companies. Mr. Jung holds a B.S. in Electrical Engineering from Princeton University and an M.B.A. from Stanford University.

Peter J. Perrone has served as a director since July 2006. Mr. Perrone has been a Managing Director of Goldman, Sachs & Co.’s Principal Investment Area since 2007 and a Vice President since 2002. Prior to transferring to the Principal Investment Area in 2001, Mr. Perrone worked in the High Technology Group at Goldman, Sachs & Co., where he started as an Associate in 1999. Mr. Perrone also currently serves on the board of directors of Alltel Corporation, Pano Logic, Inc., Teneros, Inc., Tervela, Inc., Veoh Networks, Inc. and Woven System, Inc. Mr. Perrone received a B.S. from Duke University, an M.S. from the Georgia Institute of Technology and an M.B.A. from the Massachusetts Institute of Technology, Sloan School of Management.

Douglas S. Lindroth has served as a director since February 2008. Mr. Lindroth has also served as a General Partner of Bayview Investment Company, a real estate investment company, since November 2005. From April 2006 to May 2007, Mr. Lindroth served as Senior Vice-President and Chief Financial Officer of BakBone Software Incorporated, a developer and distributor of data backup, restoration, disaster recovery, replication and storage reporting software. From 1997 through February 2006, Mr. Lindroth served in various capacities for Memec Group Holdings Limited, a privately held company and a specialty semiconductor distributor, including as its Chief Financial Officer beginning in 2003. Mr. Lindroth currently serves on the board of directors of BakBone Software Incorporated. He is a Certified Public Accountant and received a B.A. in Business Administration from San Diego State University.

David C. Peterschmidt has served as a director since February 2007. Mr. Peterschmidt served as President and Chief Executive Officer of Openwave Systems, Inc. from November 2004 to March 2007. Prior to joining Openwave, Mr. Peterschmidt served as Chief Executive Officer and Chairman of Securify, Inc., from September 2003 to November 2004. Mr. Peterschmidt was Chief Executive Officer and Chairman of Inktomi, Inc. from July 1996 to March 2003. Mr. Peterschmidt also currently serves on the boards of directors of Business Objects S.A., UGS Corp. and Cellular Telecommunications and Internet Association (CTIA). Mr. Peterschmidt received a B.A. in Political Science from the University of Missouri and an M.A. from Chapman College.

Nathan F. Raciborski, one of our Co-Founders in June 2001, has served as our Chief Technical Officer since June 2001 and as a director since July 2006. Prior to co-founding Limelight, Mr. Raciborski was the Co-Founder and Chief Technical Officer of Aerocast, Inc., from 1999 to 2000. In 1997, he co-founded Entera and served on its board of directors until it was acquired by Cacheflow in 2000. In 1993, Mr. Raciborski co-founded and served as President, Chief Executive Officer and Director of Primenet Services for the Internet, which later merged with GlobalCenter, Inc. where he served as President and Director. GlobalCenter was acquired in 1997 by Frontier Communications, Inc., where he served as President of Network Services until 1998. He also currently serves as a managing member of Cocoon Capital, LLC, a private venture fund.

BOARD OF DIRECTORS MEETINGS AND COMMITTEES

The Board of Directors held nine meetings and acted by unanimous written consent on five occasions during fiscal year 2007. All directors attended at least 75% percent of the meetings of the Board of Directors and of the committees on which they served during fiscal year 2007.

Board Independence

The Board of Directors has determined that each of its current directors, except Allan M. Kaplan, Jeffrey W. Lunsford and Nathan F. Raciborski, has no material relationship with Limelight and is independent within the meaning of the NASDAQ Stock Market, Inc. director independence standards, as currently in effect.

Committees of the Board of Directors

The Board of Directors has Audit, Nominating and Governance, and Compensation Committees. Each of these committees has adopted a written charter. All members of the committees are appointed by the Board of Directors, and are non-employee directors. The following describes each committee, its current membership, its function and the number of meetings held during fiscal year 2007.

Audit Committee

The members of our Audit Committee are Messrs. Amaral, Lindroth and Peterschmidt. Mr. Amaral serves as the Chairman of the Audit Committee. We believe that the composition of our Audit Committee meets the requirements for independence under the current requirements of the NASDAQ Stock Market, Inc. and SEC rules and regulations, and that each member of our Audit Committee qualifies as an audit committee financial expert under applicable rules and regulations. We believe that the functioning of our Audit Committee complies with the applicable requirements of the NASDAQ Stock Market, Inc. and SEC rules and regulations. The Audit Committee held seven meetings during fiscal year 2007.

Our Audit Committee oversees our corporate accounting and financial reporting process. Our Audit Committee:

•	evaluates the independent auditors’ qualifications, independence and performance;

•	determines the engagement of the independent auditors;

•	approves the retention of the independent auditors to perform any proposed permissible non-audit services;

•	monitors the rotation of partners of the independent auditors on our engagement team as required by law;

•	reviews our financial statements and review our critical accounting policies and estimates; and

•	reviews and discuss with management and the independent auditors the results of the annual audit and our quarterly financial statements.

A copy of the Audit Committee charter is available on our website at www.limelightnetworks.com.

Nominating and Governance Committee

The members of our Nominating and Governance Committee are Messrs. Amaral, Gleberman, Harman, Jung, Lindroth, Perrone and Peterschmidt, each of whom is a non-management member of our Board of Directors. The Nominating and Governance did not meet during fiscal year 2007.

The Nominating and Governance Committee’s purpose is to oversee and assist our Board of Directors in reviewing and recommending nominees for election as directors. The Nominating and Governance Committee also:

•	assesses the performance of the Board of Directors;

•	directs guidelines for the composition of our Board of Directors; and

•	reviews and administers our corporate governance guidelines.

A copy of the Nominating and Governance Committee charter is available on our website at www.limelightnetworks.com.

Compensation Committee

The members of our Compensation Committee are Messrs. Jung, Perrone and Peterschmidt. Mr. Perrone serves as the Chairman of the Compensation Committee. Our Board of Directors has determined that each of these members is independent within the meaning of the independent director guidelines of the NASDAQ Stock Market, Inc. We believe that the composition of our Compensation Committee meets the requirements for independence under, and the functioning of our Compensation Committee complies with, any applicable requirements of the NASDAQ Stock Market, Inc. and SEC rules and regulations. The Compensation Committee held two meetings and acted by unanimous written consent on ten occasions during fiscal year 2007.

Our Compensation Committee oversees our corporate compensation programs. The Compensation Committee also:

•	reviews and recommends policy relating to compensation and benefits of our officers and employees;

•	reviews and approves corporate goals and objectives relevant to compensation of the Chief Executive Officer, senior officers and certain other key employees;

•	evaluates the performance of our officers in light of established goals and objectives;

•	sets compensation of our officers based on its evaluations;

•	administers the issuance of stock options and other awards under our stock plans; and

•	reviews and evaluates, at least annually, its own performance and that of its members, including compliance with the committee charter.

A copy of the Compensation Committee charter is available on our website at www.limelightnetworks.com.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee has at any time been an officer or employee of Limelight. No executive officer of Limelight serves, or in the past year has served, as a member of the Board of Directors or Compensation Committee of any entity that has an executive officer serving as a member of our Board of Directors or Compensation Committee.

Stockholder Recommendations and Nominations

Pursuant to the requirements of its charter, the Nominating and Governance and Committee will review any director candidates recommended by our stockholders who are entitled to vote in the election of directors, provided that the stockholder recommendations are timely submitted in writing to our Secretary, along with all required information, in compliance with the stockholder nomination provisions of our bylaws. A stockholder desiring to recommend a candidate for election to the Board of Directors should direct the recommendation in writing to:

Corporate Secretary
Limelight Networks, Inc.
2220 W. 14th Street
Tempe, Arizona 85281

A submitted recommendation must include the candidate’s name, home and business contact information, detailed biographical data and qualifications and information regarding any relationships between the candidate and Limelight within the last three years. Any candidates properly recommended in accordance with the foregoing requirements by stockholders will be considered in such manner as the members of our Nominating and Governance Committee deem appropriate.

A stockholder desiring to nominate a person directly for election to the Board of Directors must meet the deadlines and other requirements set forth in our bylaws and the rules and regulations of the SEC. In general, these deadlines and requirements are described above under “Deadlines for Receipt of Stockholder Proposals” in this Proxy Statement.

Director Qualifications

We have no stated minimum criteria for director nominees. The Nominating and Governance Committee does, however, seek for nomination and appointment candidates with excellent decision-making ability, business experience, relevant expertise, personal integrity and reputation. This committee may also consider other factors such as diversity, experience, length of service and other commitments. This committee believes it appropriate that at least one member of the Board of Directors meet the criteria for an audit committee financial expert as defined by the rules of the SEC, and that a majority of the members of the Board of Directors meet the independent director standard under rules of the NASDAQ Stock Market, Inc. This committee also believes it may be appropriate for certain members of our management, in particular the Chief Executive Officer, to participate as a member of the Board of Directors.

Identification and Evaluation of Nominees for Directors

The Nominating and Governance Committee identifies nominees for the class of directors being elected at each annual meeting of stockholders by first evaluating the current members of such class of directors willing to continue in service. Current members of the Board of Directors with skills and experience that are relevant to our business and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of the Board of Directors with that of obtaining a new perspective. If any member of such class of directors does not wish to continue in service or if this committee or the Board of Directors decides not to re-nominate a member of such class of directors for re-election, this committee identifies the desired skills and experience of a new nominee in light of the criteria above. Current members of this committee and the Board of Directors are polled for suggestions as to individuals meeting the criteria for nomination. Research may also be performed to identify qualified individuals. This committee may, in its discretion, engage third party search firms to identify and assist in recruiting potential nominees to the Board of Directors. Candidates may also come to the attention of this committee through management, stockholders or other persons.

The Nominating and Governance Committee may take such measures that it considers appropriate in connection with its evaluation of a candidate, including candidate interviews, inquiry of the person recommending the candidate, engagement of an outside search firm to gather additional information, or reliance on the knowledge of the members of the committee, the Board of Directors or management.

After such review and consideration, the Nominating and Governance Committee selects, or recommends that the Board of Directors select, the slate of director nominees.

Annual Meeting Attendance

We do not have a formal policy regarding attendance by members of our Board of Directors at our annual meetings of stockholders, but all directors are encouraged to attend these meetings.

Communicating with the Board of Directors

Any stockholder who desires to contact any of the members of our Board of Directors may write to the following address: Board of Directors, c/o Corporate Secretary, Limelight Networks, Inc., 2220 W. 14th Street, Tempe, Arizona 85281. Communications received in writing will be collected, organized and processed by our Secretary, who will distribute the communications to the members of the Board of Directors, as appropriate, depending on the facts and circumstances outlined in the communication received. Where the nature of the communication warrants, the Secretary may decide to obtain the more immediate attention of the appropriate committee of the Board of Directors or an independent director, or our management or independent advisors, as the Secretary considers appropriate.

Code of Ethics

We have adopted a code of ethics for our principal executive and senior financial officers applicable to our Chief Executive Officer, Chief Financial Officer and other principal executive and senior financial officers. In addition, we have adopted a code of business conduct and ethics for all employees, officers and directors. These codes became effective as of the effective date of our initial public offering. Any exceptions will be posted on our website at www.limelightnetworks.com.

PROPOSAL TWO: RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Board of Directors has selected Ernst & Young LLP to audit our financial statements for the fiscal year ending December 31, 2008. The decision of the Board of Directors to appoint Ernst & Young LLP was based on the recommendation of the Audit Committee. Before making its recommendation to the Board of Directors, the Audit Committee carefully considered that firm’s qualifications as independent auditors. This included a review of the qualifications of the engagement team, the quality control procedures the firm has established, and any issues raised by the most recent quality control review of the firm; as well as its reputation for integrity and competence in the fields of accounting and auditing. The Audit Committee’s review also included matters required to be considered under the SEC’s Rules on Auditor Independence, including the nature and extent of non-audit services, to ensure that they will not impair the independence of the accountants. The Audit Committee expressed its satisfaction with Ernst & Young LLP in all of these respects.

Although ratification by stockholders is not required by law, the Board of Directors has determined that it is desirable to request ratification of this selection by the stockholders. Notwithstanding its selection, the Board of Directors, in its discretion, may appoint new independent auditors at any time during the year if the Board of Directors believes that such a change would be in the best interest of Limelight and its stockholders. If the stockholders do not ratify the appointment of Ernst & Young LLP, the Board of Directors may reconsider its selection.

Ernst & Young LLP has audited our financial statements since fiscal year 2006. The Board of Directors expects that representatives of Ernst & Young LLP will be present at the Annual Meeting to respond to appropriate questions and to make a statement if they so desire.

Principal Accountant Fees and Services

The following table presents the fees paid or accrued by Limelight for the audit and other services provided by Ernst & Young LLP for the years ended December 31, 2006 and 2007:

	2007	2006

Audit Fees(1)	$2,308,000	$199,000
Tax Compliance	119,000	—
Tax Advice	248,000	40,000
Other	2,000	—

Total Fees	$2,677,000	$239,000

(1)	Includes fees associated with our annual audit and the reviews of our quarterly reports on Form 10-Q. This category also includes advice on audit and accounting matters that arose during, or as a result of, the audit or the review of our interim financial statements, and the assistance with review of our SEC registration statements, including our 2007 initial public offering.

Audit Committee Pre-Approval Policy

Prior to the initiation of any audit related or non-audit related service, the Audit Committee is presented with a proposal for such service and an estimate of the fees for pre-approval. In the event the scope of the work requires change from the initial proposal, the modified proposal is presented to the Audit Committee for pre-approval. The requests for pre-approvals are presented to the Audit Committee at the time of the committee’s regularly scheduled meetings, or on an as-needed basis. The Audit Committee has delegated to the Chair of the Audit Committee the authority to pre-approve audit related and non-audit related services to be performed by Limelight’s independent auditors and associated fees on an as-needed basis. Such pre-approvals are reported to the full Audit Committee at its next regularly scheduled meeting. Subsequent to our initial public offering, effective on June 7, 2007, the Audit Committee has pre-approved 100% of audit related and non-audit related services by Limelight’s independent auditors.

The Audit Committee has determined the rendering of other professional services for tax compliance and tax advice by Ernst & Young LLP is compatible with maintaining their independence.

Vote Required

If a quorum is present, the affirmative vote of a majority of the shares present and entitled to vote at the Annual Meeting will be required to ratify the appointment of Ernst & Young LLP as our independent auditors. Abstentions will have the effect of a vote “against” the ratification of Ernst & Young LLP as our independent auditors. Broker non-votes will have no effect on the outcome of the vote.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF ERNST & YOUNG LLP AS LIMELIGHT’S INDEPENDENT
AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2008.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth information about the beneficial ownership of our common stock on March 31, 2008, by:

•	each person known to us to be the beneficial owner of more than 5% of our common stock;

•	each executive officer;

•	each of our directors; and

•	all of our executive officers and directors as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Except as indicated in the footnotes to this table and pursuant to state community property laws, we believe, based on the information furnished to us, that the persons named in the table have sole voting and investment power with respect to all shares reflected as beneficially owned by them. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock that could be issued upon the exercise of outstanding options held by that person that are currently exercisable or exercisable within 60 days of March 31, 2008 are considered outstanding. These shares, however, are not considered outstanding when computing the percentage ownership of any other person. Percentage of ownership is based on 82,824,807 shares of our common stock outstanding on March 31, 2008. Beneficial ownership representing less than 1% is denoted with an asterisk (*).

Unless otherwise indicated, the address for each of the stockholders in the table below is c/o Limelight Networks, Inc., 2220 W. 14th Street, Tempe, Arizona 85281.

	Shares Beneficially
	Owned
Beneficial Owner	Number	Percent

5% Stockholders
GS Capital Partners Entities(1)	30,272,493	36.6%
Oak Investment Partners XII, L.P.(2)	6,133,841	7.4
Palo Alto Investors, LLC	5,533,673	6.7
Executive Officers and Directors
Jeffrey W. Lunsford(3)	1,825,748	2.2
Nathan F. Raciborski(4)	4,402,081	5.3
Matthew Hale(5)	382,185		*
Michael M. Gordon(6)	2,329,774	2.8
Philip C. Maynard	—	—
David M. Hatfield(7)	201,557		*
Walter D. Amaral(8)	22,518		*
Joseph H. Gleberman(9)	30,272,493	36.6
Fredric W. Harman(10)	6,133,841	7.4
Mark A. Jung(11)	17,514		*
Allan M. Kaplan(12)	3,513,684	4.2
Douglas S. Lindroth(13)	4,374		*
Peter J. Perrone(14)	30,272,493	36.6
David C. Peterschmidt(15)	21,892		*
All directors and executive officers as a group (14 persons)(16)	54,661,334	65.5%

(1)	Funds affiliated with or managed by Goldman, Sachs & Co. are GS Capital Partners V Fund, L.P. (15,940,283 shares of common stock), GS Capital Partners V Offshore Fund, L.P. (8,234,087 shares of common stock), GS Capital Partners V Institutional, L.P. (5,466,153 shares of common stock) and GS Capital Partners V GmbH & Co. KG (631,970 shares of common stock) (the “Goldman Sachs Funds”). Voting and dispositive power for the shares held by GS Capital Partners V Fund, L.P. is held by its general partner GSCP V Advisors, L.L.C., which disclaims beneficial ownership of the shares held by GS Capital Partners V Fund, L.P. except to the extent of its pecuniary interest therein, if any. Voting and dispositive power for the shares held by GS Capital Partners V Offshore Fund, L.P. is held by its general partner GSCP V Offshore Advisors, L.L.C., which disclaims beneficial ownership of the shares held by GS Capital Partners V Offshore Fund, L.P. except to the extent of its pecuniary interest therein, if any. Voting and dispositive power for the shares held by GS Capital Partners V Institutional, L.P. is held by its general partner GS Advisors V., L.L.C., which disclaims beneficial ownership of the shares held by GS Capital Partners V Institutional, L.P. except to the extent of its pecuniary interest therein, if any. Voting and dispositive power for the shares held by GS Capital Partners V GmbH & CO. KG is held by its managing limited partner GS Advisors V., L.L.C., which disclaims beneficial ownership of the shares held by GS Capital Partners V GmbH & CO. KG except to the extent of its pecuniary interest therein, if any. Goldman, Sachs & Co. is a direct and indirect, wholly owned subsidiary of The Goldman Sachs Group, Inc. and was an underwriter of our initial public offering. Goldman, Sachs & Co. is an investment manager of GSCP V Advisors, L.L.C., GSCP V Offshore Advisors, L.L.C. and GS Advisors V., L.L.C. The Goldman Sachs Group, Inc., and certain affiliates, including Goldman, Sachs & Co. and the Goldman Sachs Funds, may be deemed to directly or indirectly beneficially own an aggregate of 30,272,493 shares of common stock which are owned directly or indirectly by the Goldman Sachs Funds. The general partner, managing general partner or managing limited partner of the Goldman Sachs Funds are affiliates of the Goldman Sachs Group, Inc. and Goldman, Sachs & Co. The Goldman Sachs Group, Inc., Goldman, Sachs & Co. and the Goldman Sachs Funds and their general partner, managing general partner or managing limited partner share voting and investment power with certain of their respective affiliates. The Goldman Sachs Group, Inc. and Goldman, Sachs & Co. each disclaim beneficial ownership of the shares held by the Goldman Sachs Funds, except to the extent of its pecuniary interest therein, if any. The address of each of the GS Capital Partners entities is c/o Goldman, Sachs & Co., One New York Plaza, 38th Floor, New York, NY 10004, Attn: Ben Adler.

(2)	The names of the parties who share power to vote and share power to dispose of the shares held by Oak Investment Partners XII, L.P. are Fredric W. Harman, Bandel L. Carano, Ann H. Lamont, and Edward F. Glassmeyer, all of whom are executive managing members of Oak Associates XII, LLC, the General Partner of Oak Investment Partners XII, L.P. Each such individual disclaims beneficial ownership of the securities held by such partnership in which such individual does not have a pecuniary interest. The address of Oak Investment Partners XII, L.P. is 525 University Avenue, Suite 1300, Palo Alto, CA 94301, Attn: Fredric W. Harman.

(3)	Includes 281,248 shares issuable upon exercise of options that are exercisable within 60 days of March 31, 2008.

(4)	Comprised of 2,698,957 shares of common stock held by the Nathan Raciborski Grantor Retained Annuity Trust dated October 17, 2006, and 1,687,500 shares of common stock held by Nathan Raciborski. Nathan F. Raciborski is a trustee of the Nathan Raciborski Grantor Retained Annuity Trust dated October 17, 2006 and holds voting and dispositive power for the shares held by the Nathan Raciborski Grantor Retained Annuity Trust Dated October 17, 2006. Also includes 15,624 shares issuable upon exercise of options that are exercisable within 60 days of March 31, 2008.

(5)	Includes 37,187 shares issuable upon exercise of options that are exercisable within 60 days of March 31, 2008.

(6)	Comprised of 937,500 shares of common stock held by Michael Gordon, 834,775 shares of common stock held by Michael and Lauren Gordon, 63,750 shares of common stock held by Thunder Road Capital LLC, 95,625 shares of common stock held by the Buttercup Irrevocable Trust, 95,625 shares of common stock held by the Dandelion Irrevocable Trust, 95,625 shares of common stock held by the Sunshine Irrevocable Trust, 95,625 shares of common stock held by the Tiger Irrevocable Trust and 95,625 shares of common stock held by the Tigerlily Irrevocable Trust. Michael M. Gordon is a managing member of Thunder Road Capital LLC and a trustee of the Buttercup Irrevocable Trust, Dandelion Irrevocable Trust, Sunshine Irrevocable Trust, Tiger Irrevocable Trust and Tigerlily Irrevocable Trust. Mr. Gordon holds voting and dispositive power for the shares held by Thunder Road Capital LLC, the Buttercup Irrevocable Trust, the Dandelion Irrevocable Trust, the Sunshine Irrevocable Trust, the Tiger Irrevocable Trust and the Tigerlily Irrevocable Trust. Mr. Gordon disclaims beneficial ownership of the shares held by Thunder Road Capital LLC, except to the extent of his pecuniary interest therein, and of the shares held by the Buttercup Irrevocable Trust, the Dandelion Irrevocable Trust, the Sunshine Irrevocable Trust, the Tiger Irrevocable Trust and the Tigerlily Irrevocable Trust. Also includes 15,624 shares issuable upon exercise of options that are exercisable within 60 days of March 31, 2008.

(7)	Comprised of 201,557 shares issuable upon exercise of options that are exercisable within 60 days of March 31, 2008.

(8)	Comprised of 22,518 shares issuable upon exercise of options that are exercisable within 60 days of March 31, 2008.

(9)	See footnote (1) above. Joseph H. Gleberman is a managing director of Goldman, Sachs & Co. Mr. Gleberman holds voting and dispositive power for the shares held by GS Capital Partners V Fund, L.P., GS Capital Partners V Offshore Fund, L.P., GS Capital Partners V Institutional, L.P. and GS Capital Partners V GmbH & Co. KG. Mr. Gleberman disclaims beneficial ownership of the shares held by GS Capital Partners V Fund, L.P., GS Capital Partners V Offshore Fund, L.P., GS Capital Partners V Institutional, L.P. and GS Capital Partners V GmbH & Co. KG except to the extent of his pecuniary interest therein.

(10)	See footnote (2) above. Fredric W. Harman has voting and dispositive power for the shares held by Oak Investment Partners XII, Limited Partnership. Mr. Harman disclaims beneficial ownership of the securities held by such partnership in which he does not have a pecuniary interest.

(11)	Comprised of 17,514 shares issuable upon exercise of options that are exercisable within 60 days of March 31, 2008.

(12)	Comprised of 2,415,947 shares of common stock held by the Allan Kaplan Grantor Retained Annuity Trust Dated October 17, 2006, 889,844 shares of common stock held by Allan Kaplan and 207,893 shares of common stock held by Cocoon Capital LLC. Allan M. Kaplan is a trustee of the Allan Kaplan Grantor Retained Annuity Trust dated October 17, 2006 and a managing member of Cocoon Capital LLC. Mr. Kaplan holds voting and dispositive power for the shares held by the Allan Kaplan Grantor Retained Annuity Trust dated October 17, 2006 and for the shares held by Cocoon Capital LLC.

(13)	Comprised of 4,374 shares issuable upon exercise of options that are exercisable within 60 days of March 31, 2008.

(14)	See footnote (1) above. Peter J. Perrone is a Managing Director of Goldman, Sachs & Co. Mr. Perrone does not hold voting or dispositive power for the shares held by GS Capital Partners V Fund, L.P., GS Capital Partners V Offshore Fund, L.P., GS Capital Partners V Institutional, L.P. and GS Capital Partners V GmbH & Co. KG. Mr. Perrone disclaims beneficial ownership of the shares held by GS Capital Partners V Fund, L.P., GS Capital Partners V Offshore Fund, L.P., GS Capital Partners V Institutional, L.P. and GS Capital Partners V GmbH & Co. KG except to the extent of his pecuniary interest therein.

(15)	Comprised of 21,892 shares issuable upon exercise of options that are exercisable within 60 days of March 31, 2008.

(16)	Includes an aggregate of 617,538 shares issuable upon exercise of options that are exercisable within 60 days of March 31, 2008.

COMPENSATION COMMITTEE REPORT

The material in this report is not deemed soliciting material or filed with the Securities and Exchange Commission and is not to be incorporated by reference in any filing by us under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date of this Proxy Statement and irrespective of any general incorporation language in those filings.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of SEC Regulation S-K with management. Based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Respectfully submitted by:

Peter J. Perrone, Chairman
Mark A. Jung
David C. Peterschmidt

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Philosophy and Objectives

Our compensation philosophy is to attract, motivate and retain talented executives responsible for the success of Limelight, which operates in an extremely competitive and rapidly changing part of the high technology industry. With this in mind, we strive to set our compensation programs within the appropriate competitive framework and based on the achievement of Limelight’s overall financial results, individual contributions and performance by executives and employees and each executive’s potential to enhance long-term stockholder value. Within this overall philosophy, our objectives are to:

•	Motivate executive officers to achieve quantitative financial and qualitative non-financial objectives and create a meaningful link between achievement of these objectives and individual executive compensation;

•	Align the financial interests of executive officers with those of Limelight’s stockholders by providing significant equity-based incentives, while carefully considering both stockholder dilution and stock-based compensation expense; and

•	Offer a total compensation package that is comparable to other similar sized venture backed and newly public companies in order to attract and retain top talent.

Prior to our initial public offering (our “IPO”) in June 2007, our Board of Directors made all determinations relating to compensation of our employees, directors and consultants. Since our IPO, the Compensation Committee of the Board of Directors has guided our compensation philosophy and objectives. The Compensation Committee uses the above-mentioned objectives (and before our IPO, the Board of Directors used these objectives) as a guide in establishing the compensation programs, practices and packages offered to Limelight’s executive officers and in assessing the proper allocation between long- and short-term incentive compensation and cash and non-cash compensation, although we have no formal or informal policies regarding such allocations.

During all of fiscal 2007 and continuing into the current year, the compensation for our named executive officers consists of three primary components: base salary, annual incentive cash bonus and equity awards. Limelight considers the proper allocation between long-term and short-term incentives by considering the balance that is required to retain executives and reward them for the short-term success of our business while appropriately motivating the executives to strive to achieve our longer-term goals. We also consider the need to offer compensation packages which are comparable to those offered by companies competing with Limelight for executive talent. In allocating between cash and non-cash compensation, we informally weigh similar concerns. For instance, in allocating between types of compensation, the Compensation Committee believes that cash compensation and generally available benefits (such as 401(k) plan participation and health benefits) should be competitive with the external job market, in order to allow us to attract and retain talent, and sets other aspects of non-cash compensation (that is, equity awards) in a manner intended to both be competitive with the job market and provide appropriate incentives to the executives. However, the Compensation Committee does not have a pre-established policy or target for the allocation between long- and short-term incentive compensation and cash and non-cash compensation. As an additional example of the manner in which the above-noted concerns impact the allocation between cash and non-cash compensation, prior to our IPO, the Board of Directors approved compensation for our named executive officers that was weighted toward equity compensation. This served to incentivize the named executive officers to assist Limelight in achieving a successful IPO, and also worked to preserve our cash resources.

Throughout this Compensation Discussion and Analysis, the individuals who served as Chief Executive Officer and Chief Financial Officer during fiscal 2007, as well as the other individuals included in the “Summary Compensation Table” on page 22, are referred to as the “named executive officers.”

Role and Authority of the Board of Directors and the Compensation Committee

Prior to the IPO

As noted, prior to the IPO, the Board of Directors exercised final decision-making authority with respect to the compensation of our named executive officers. Although the Board of Directors had the authority to engage outside consultants for assistance in determining executive compensation, it did not do so prior to the IPO. During this time, Limelight’s compensation programs reflected the fact that Limelight was a venture-backed, start up technology company and, as such, the Board felt it was appropriate to rely on its collective experience, and the recommendations and experience of the management team.

Since the IPO

Since our IPO in June 2007, the Compensation Committee has had decision-making authority with respect to the compensation of our named executive officers. The members of the Compensation Committee are directors Peter J. Perrone, Mark A. Jung and David C. Peterschmidt. Each of these individuals qualifies as (i) an “independent director” under the requirements of The NASDAQ Stock Market, Inc., (ii) a “non-employee director” under Rule 16b-3 of the Securities Exchange Act, and (iii) an “outside director” under Section 162(m) of the Internal Revenue Code. The Compensation Committee has adopted a written charter approved by the Board of Directors, a copy of which is available on our website at www.limelightnetworks.com.

Since our IPO, the Compensation Committee has carried out the Board of Directors’ responsibilities to: (i) oversee Limelight’s compensation policies, plans and benefits programs; (ii) approve the compensation of our Chief Executive Officer and other executive officers; and (iii) administer Limelight’s equity compensation and incentive plans. In reviewing and approving the executive compensation packages offered to our named executive officers and other key employees, the Compensation Committee is responsible for ensuring that such packages are consistent with our compensation philosophy and objectives.

In carrying out its responsibilities, the Compensation Committee may engage outside consultants and consult with Limelight’s Human Resources department and other company executives as the Compensation Committee determines to be appropriate. While the Compensation Committee did not engage any outside consultants to review our compensation plans or arrangements for 2007, the Compensation Committee engaged Compensia, an executive compensation consulting firm, in December 2007, and received an Executive Compensation Assessment from Compensia in February 2008. The Compensation Committee currently feels that it is adequately and appropriately able to assess and determine the compensation arrangements for our named executive officers based on the information provided through the Compensia Report process, comparative market data provided by management, and the Committee members’ own experience and knowledge regarding compensation matters. The Compensation Committee also may obtain advice and assistance from internal or external legal, accounting or other advisers selected by the Compensation Committee. The Compensation Committee may delegate any of its responsibilities to one or more directors or to members of management, to the extent permitted by applicable law. The Compensation Committee has not delegated any of its responsibilities with respect to the named executive officers and has no plans to do so.

The Compensation Committee also meets as frequently as it deems necessary to address matters within its area of responsibility. During 2007 the Committee met twice, and took action by unanimous written consent on ten occasions. The Compensation Committee intends to review annually the base salaries of the named executive officers. This review typically will occur in the second quarter of each fiscal year.

The Board has delegated limited authority to a committee consisting of the Chief Executive Officer and the Chairman of the Compensation Committee (the “Equity Award Committee”) to grant equity awards within certain parameters. The Equity Award Committee may grant awards only with respect to consultants, new hires and promotions for employees below the level of Vice President (and with respect to new hires, who are not expected to shortly thereafter become a Vice President or above). The Compensation Committee has approved an equity award matrix that includes equity incentive ranges for non-officer employees based on title, job responsibilities, seniority and other factors. Each month the Director of Human Resources prepares a proposed grant list and confirms that the proposed awards are consistent with the equity award matrix. The proposed award list is submitted to the Equity Award Committee at the first of the month. If approved by the Equity Award Committee by the second Tuesday of the month then the awards are effective as of the second Tuesday of the month and the per share exercise price is set at the closing price of our common stock on the NASDAQ Stock Market on that grant date. If the Equity Award Committee’s approval of the proposed list is not obtained by the second Tuesday of the month, then the proposed awards are carried over for consideration the following month.

Role of Executive Officers in Compensation Decisions

Prior to the IPO

Prior to the IPO, the Board of Directors obtained recommendations with respect to the compensation programs, practices and packages for the named executive officers. Mr. Lunsford, our Chief Executive Officer, is a member of the Board of Directors and therefore participated in meetings relating to executive compensation. However, he left the meetings when his own compensation was discussed.

Since the IPO

The Compensation Committee on occasion meets with Mr. Lunsford, our Chief Executive Officer, to obtain recommendations with respect to the compensation programs, practices and packages for the named executive officers. At least annually, the Compensation Committee considers, but is not bound by and does not always accept, Mr. Lunsford’s recommendations for the named executive officers. These meetings typically occur in connection with a quarterly meeting of the Board of Directors or as part of a regularly scheduled Compensation Committee meeting. Since our IPO, recommendations with respect to equity award grants have been made as part of our formal equity award grant process, pursuant to which management submits equity award recommendations to the Equity Award Committee (with respect only to employees who are not named executive officers) and/or the Compensation Committee.

Philip Maynard, our Chief Legal Officer and Corporate Secretary, regularly attends meetings of the Compensation Committee but he leaves the meetings as appropriate when matters of executive compensation are discussed. In addition, Mr. Lunsford and other executives or employees sometimes attend the Compensation Committee’s meetings, but they leave the meetings as appropriate when matters of executive compensation are discussed. The Compensation Committee considers and discusses Mr. Lunsford’s compensation package — salary as well as equity — without him present. Those discussions are held by the Compensation Committee and then recommendations are made to the full Board of Directors for approval by a majority of the independent directors.

Role of Compensation Consultant

As noted, the Compensation Committee engaged the compensation consulting firm Compensia in December 2007. Compensia’s February 2008 Executive Compensation Assessment report was a source of data for the Committee’s analysis of our executive and general employee compensation. Compensia’s analysis included base salary, annual incentive bonus and equity awards for the surveyed group described below. The Compensation Committee expects to continue to utilize Compensia’s services during fiscal 2008. Limelight’s management team uses the Compensia data as a tool in making recommendations to the Compensation Committee on compensation adjustment and new hire offers that are consistent with Limelight’s compensation philosophy and goals. Compensia does not provide any additional services to Limelight. Compensia provides services directly to the Compensation Committee.

To compare our executive and managerial employee compensation program for fiscal 2007 to the market, Compensia surveyed technology companies and published their pay practices. The companies surveyed are: Akamai Technologies, Aruba Networks, Blue Coat Systems, CommVault Systems, Data Domain, DealerTrack Holdings, DG FastChannel, DivX, Double-Take Software, Equinix, HMS Holdings, Infinera Corp., InterNAP Network Services, Isilon Systems, Neutral Tandem, Omniture, Riverbed Technology, SAVVIS, Switch & Data Facilities Company, Synchronoss Technologies, Taleo, Terremark Worldwide, Veraz Networks, VMware and Website Pros. The employers included in the survey are companies that have employees with similar experience and education levels to Limelight’s employees. In order to maintain competitiveness within the marketplace, Limelight considers this peer group data in determining its executive compensation.

Components of Compensation

The components of our executive officer compensation include:

•	Base salary;

•	Annual Incentive Bonus;

•	Equity-based incentive awards;

•	Severance and change of control protection;

•	Retirement benefits provided under a 401(k) plan; and

•	Generally available benefit programs.

We selected these components because we believe each is necessary to help us attract and retain the executive talent on which Limelight’s success depends. The Compensation Committee believes that this set of components is effective and will continue to be effective in achieving the objectives of our compensation program and philosophy. However, the Compensation Committee will review these elements of compensation on occasion and will alter or add to the elements if it believes that changes will better achieve Limelight’s compensation objectives.

The Compensation Committee reviews the entire executive compensation program (other than retirement benefits under the 401(k) plan and generally available benefit programs) on at least an annual basis. However, the Compensation Committee at any time may review one or more components as necessary or appropriate to ensure such components remain competitive and appropriately designed to reward performance.

In fiscal 2007, prior to our IPO, the Board of Directors set compensation packages for our named executive officers, and determined the use and relative weight of the various compensation components, based on their industry knowledge and on management’s recommendations — which in turn were based on survey data and management’s industry knowledge — as to compensation packages for the named executive officers. As described in further detail above, our Directors are all technology industry veterans and drew upon their industry knowledge in making these decisions. As noted previously, executive compensation at that time was weighted more toward equity compensation than total cash compensation, which both preserved Limelight’s cash resources and focused our named executive officers on increasing the value of Limelight common stock through the achievement of a successful IPO and post-IPO operational performance.

For fiscal 2008, the Compensation Committee expects the use and weight of the executive compensation components to continue to be based on a subjective determination by the Compensation Committee of the importance of each component in meeting our overall compensation objectives, including our incentive and retention needs, the need to align incentives with our stockholders’ interests, and our goal of staying competitive within the external job marketplace as evidenced by the survey noted below and by the general experience and knowledge of our Compensation Committee members. During 2007 and continuing in 2008, the Compensation Committee intends to move total cash compensation, base salary and annual incentive bonus, toward market averages. The Committee considers base salaries in the 50th to 75th percentile of available survey data to be consistent with this objective.

Base Salary.  Limelight provides base salary to its named executive officers and other employees to compensate them for services rendered on a day-to-day basis during the fiscal year. Prior to the IPO, management made recommendations to the Board of Directors for base salaries based on industry knowledge and survey data, and the members of the Board of Directors relied on these recommendations and their own knowledge of industry competitive pay practices to set the base pay for the named executive officers. The increases, effective upon completion of the IPO, in the annual base salary of (a) Jeffrey Lunsford, our Chief Executive Officer, from $325,000 to $400,000 and (b) Matthew Hale, our Chief Financial Officer, from $225,000 to $275,000, were approved by the Board of Directors as components of Messrs. Lunsford’s and Hale’s employment agreements, which were executed in October 2006 and November 2006, respectively. These raises were determined based on the increased responsibilities of public company executive officers. Effective January 1, 2007, the Board increased Mr. Raciborski’s salary from $220,000 to $295,000, and effective February 1, 2007 the Board increased Mr. Gordon’s salary from $180,000 to $220,000. Mr. Hatfield was hired in April 2007, and did not receive a salary increase during 2007.

In conjunction with our annual performance review process, the Compensation Committee intends to review executive officer base salaries. During this process, the Chief Executive Officer will review the performance of the named executive officers and will report those findings to the Compensation Committee. A named executive officer’s personal performance will be judged in part on whether our business objectives are being met. In setting base salary changes for fiscal 2008, management and the Compensation Committee considers each named executive officer’s experience, skills, knowledge, responsibilities and performance and Limelight’s performance as a whole. For newly hired named executive officers, the Compensation Committee also considers the base salary of the individual at his or her prior employment and any unique personal circumstances that motivated the executive to leave that prior position and join Limelight. We will aim to keep salaries in line with the external job market. Increases over the prior year’s base salary also will be considered within the context of our overall annual merit increase budget to ensure that any increases are fiscally prudent and feasible for us. The Compensation Committee does not apply specific formulas to determine increases. There is no process in setting these budgets other than the annual business planning process.

In general, fiscal 2008 base salary compensation is expected to be targeted at approximately the 50th to 75th percentile as compared to the companies surveyed by Compensia and other relevant survey data. As noted, we review the comparative data provided by Compensia and focus most closely on peer companies that are similar in size and other relevant metrics. We currently believe that targeting base salary at approximately the 50th to 75th percentile will be appropriate, as we believe that targeting percentiles slightly above the middle of the range will enable us to be both competitive and fiscally prudent. We expect that base salaries will, in certain circumstances, deviate from this general percentile target. For instance, there may be named executive officers who had compensation packages in place prior to the IPO that will be above the market norms for public companies. The Compensation Committee may determine that it is appropriate to continue that executive’s compensation at the same levels in order to continue to retain and incentivize such individual.

Annual Incentive Cash Bonuses.  We have utilized cash bonuses to reward performance achievements and have in place annual target incentive bonuses for each of our executive officers, payable either in whole or in part, depending on the extent to which the employee’s applicable performance goals are achieved. For 2007, executive incentive bonuses were determined, at least in part, based upon specified measures of corporate performance, including revenue, adjusted EBITDA and earnings targets. We believe that these targets presented achievable goals, but were not necessarily certain and depended upon successful execution of our business plan. 2007 executive incentive bonuses were also determined in part based upon the Committee’s subjective determination of each executive’s performance and other discretionary criteria. Bonuses are reviewed and approved by the Compensation Committee, which has worked to determine the performance and operational criteria necessary for award of such bonuses. For 2007, Messrs. Lunsford, Hale, Raciborski, Gordon and Hatfield received bonuses of $137,500, $50,000, $82,500, $82,500 and $150,000, respectively, which represented approximately 38%, 20%, 28%, 38% and 60% of their base salaries, respectively.

Long-Term Incentive Program.  The goal of Limelight’s long-term equity-based incentive program is to align the interests of named executive officers with Limelight’s stockholders and to provide each named executive officer with a significant incentive to manage Limelight from the perspective of an owner with an equity stake in the business. Equity-based awards are granted to our named executive officers under our Amended and Restated 2003 Incentive Compensation Plan and our 2007 Equity Incentive Plan and were approved by the Board of Directors prior to the IPO and after the IPO by the Compensation Committee or the Board of Directors.

For the portion of fiscal 2007 prior to the IPO, management made recommendations to the Board of Directors for equity awards based on its assessment of the vested and unvested grants of the named executive officers. There was no formalized process for annual or periodic refresh grants. However, management’s goal was to ensure that named executive officers had sufficient unvested equity awards to retain and incentivize them. Management felt that, as a pre-IPO company, unvested stock was the main factor in continuing to motivate and retain key talent. Our Compensation Committee approved the grant, upon the effectiveness of our IPO, of options to Messrs. Raciborski and Gordon for the purchase of 400,000 shares and 200,000 shares of our common stock, respectively, at exercise prices equal to $15.00, the IPO price. These options were granted pursuant to our 2007 Equity Incentive Plan and have four-year vesting schedules. Our Compensation Committee approved these discretionary awards in connection with our IPO as a result of a review of the equity position, level of vesting and continued contribution of these employees. Except for the grants to Messrs. Raciborski and Gordon described above, and the equity awards made to Mr. Hatfield when he was hired by us, no equity awards were made to the named executive officers during 2007.

Since the IPO, equity award grants are generally made within grant guidelines established by the Compensation Committee, in consultation with management, based on job grade, job title, responsibility level, seniority level or other factors, which may include the competitive hiring marketplace. With respect to the named executive officers, management makes recommendations on such guidelines and the named executive officer’s actual grants. The grant guidelines assist us in keeping its equity grants within the budgeted grant pool approved by the Compensation Committee, and thereby efficiently managing its available equity pool and its overhang.

For fiscal 2008, the Compensation Committee intends to continue to grant equity awards. The Compensation Committee will determine the size of long-term, equity-based incentives based on each named executive officer’s position within Limelight and will seek to set a level that will create a meaningful opportunity for stock ownership. In addition, in determining the size of a named executive officer’s equity grant, the Compensation Committee will take into account an individual’s recent performance, as well as the factors discussed below. The Compensation Committee has not formalized the process by which it will take an individual’s performance or other factors into account, but may do so in the future.

In reviewing and analyzing the appropriate amount and type of equity awards to be granted, the Compensation Committee also may review the following factors:

•	The number of shares subject to awards granted to an individual in a given role or position;

•	The number of shares owned, and the number of shares subject to equity awards granted by role or position as a percentage of total shares owned, option shares granted, shares of restricted stock granted and shares subject to restricted stock unit awards granted or outstanding as a percentage of total common stock outstanding;

•	The individual’s vested and unvested equity positions;

•	The individual’s total compensation package; and

•	A comparison of the individual’s award and total compensation to similar positions in selected companies in high growth, technology industries.

The Compensation Committee views these factors as the main motivators to retain and attract key management talent.

On a total Company basis, when appropriate, the Compensation Committee also analyzes:

•	The number of shares used by Limelight during the year with respect to new equity awards (i.e., burn rates);

•	The number of shares subject to outstanding equity awards relative to the total number of shares issued and outstanding (i.e., issued equity overhang); and

•	The number of shares subject to outstanding equity awards and available for future grants relative to the total number of shares issued and outstanding (i.e., total equity overhang).

The Compensation Committee believes that analyzing the above factors allows it to assess whether granting additional awards to the named executive officers is prudent based on the pool of shares we have available for grants to all of its service providers and to take into consideration the impact on the dilution of stockholder interests and overhang.

2008 Equity Award Exchange Offer.  In April 2008, we announced to our employees that we expect to implement a stock option/restricted stock unit exchange program. It is the view of the Compensation Committee that equity awards are a valuable motivation and retention tool and, as such, help to align employee and stockholder interests. Many of the currently outstanding stock options are “underwater” in that the per share exercise prices are greater than the current market value of our common stock. The exchange program would allow employees to exchange certain underwater stock options for restricted stock units. It is expected that each holder of options granted after April 1, 2007 will be eligible to exchange their options for restricted stock units, with an exchange ratio of one restricted stock unit for every two shares of common stock represented by existing, eligible stock options. We also expect that the vesting schedule for the restricted stock options will be in equal semi-annual traunches spread over three years. Neither the directors nor the named executive officers will participate in the program; but the Compensation Committee may consider some exchange of options for restricted stock units for named executive officers on an individual, case-by-case basis, in connection with its 2008 review of executive compensation. Participation in the program will be completely voluntary and employees who chose not to participate will retain their current options under their current terms and conditions.

Equity Award Practices.  For fiscal 2008 Limelight may shift from granting only stock options to a mix of options and restricted stock units. Prior to the IPO, our option plan did not allow for the granting of restricted stock units; further, restricted stock units are not a typical compensation tool among private technology companies. As a result, only stock options were granted prior to the IPO. Although we have not granted restricted stock units to any of the named executive officers since the IPO, the Compensation Committee intends to consider granting them in the future. Given our status as a newly public company and our emphasis on growth and the increase of long-term stockholder value, we believe that granting the equity awards to our named executive officers in the form of stock options has provided appropriate incentives to increase the value of our stock. Further, the vesting schedule (described above) that is applied to these stock options provides not only a strong retention tool, but also appropriately balances each named executive officer’s focus on the short-term and long-term goals of the Company. However, Limelight has found that restricted stock units provide a useful recruiting mechanism to compete with both public and private companies that are offering share grants to attract key talent. As a result, we intend to consider providing a combination of stock options and restricted stock units to our named executive officers in the future.

Prior to September 2007, the effective grant date for all equity awards to our named executive officers was the date on which the Compensation Committee or the Board of Directors approved the grant. Historically, this was accomplished through actions by unanimous written consent. In September 2007, our Board of Directors adopted a policy providing for approval of equity awards in advance of a future effective grant date. Limelight follows this granting policy as a best practice approach recommended by outside counsel to ensure all equity awards comply with laws and regulations. All stock options granted to the named executive officers have a per share exercise price equal to the fair market value of Limelight’s common stock on the grant date.

Stock Ownership Guidelines.  At this time, the Board of Directors has not adopted stock ownership guidelines with respect to the named executive officers or otherwise.

Limelight has an insider trading policy that prohibits, among other things, short sales, hedging of stock ownership positions, and transactions involving derivative securities relating to Limelight’s common stock. In addition, Messrs. Gordon, Hale and Raciborski have each entered into a Rule 10b5-1 trading plan.

Retirement Benefits under the 401(k) Plan, Executive Perquisites, and Generally Available Benefit Programs.  In fiscal 2007, named executive officers were eligible to participate in the health and welfare programs that are generally available to other Limelight employees, including medical, dental, vision, group life, short-term and long-term disability and supplemental insurance.

We also maintain a tax-qualified 401(k) plan, which is broadly available to Limelight’s general U.S.-based employee population. Under the 401(k) plan, all of our employees are eligible to participate. We provide a matching contribution as follows: a dollar-for-dollar (100%) match on an eligible employee’s deferral that does not exceed three percent (3%) of compensation for the year and a fifty percent (50%) match on the next two percent (2%) of the employee’s deferrals. We do not provide defined benefit pension plans or defined contribution retirement plans to our executive officers or other employees other than (i) the 401(k) plan or (ii) as required in certain countries other than the United States for legal or competitive reasons.

The 401(k) plan and other generally available benefit programs allow us to remain competitive, and we believe that the availability of such benefit programs enhances employee loyalty and productivity. The benefit programs are primarily intended to provide all eligible employees with competitive and quality healthcare, financial protection for retirement and enhanced health and productivity. These benefit programs typically do not factor into decisions regarding executive compensation packages.

Accounting and Tax Considerations.  In our review and establishment of compensation programs and payments for fiscal 2007, we considered, but did not place great emphasis on, the anticipated accounting and tax treatment of our compensation programs and payments by us or our executive officers. While we may consider accounting and tax treatment in the future, these factors alone are not dispositive. Among other factors that receive greater consideration are the net costs to us and our ability to effectively administer executive compensation in the short and long-term interests of stockholders under a proposed compensation arrangement.

Internal Revenue Code Section 162(m) limits the amount that we may deduct for compensation paid to our Chief Executive Officer and to each of our four most highly compensated officers to $1,000,000 per person, unless certain exemption requirements are met. Exemptions to this deductibility limit may be made for various forms of “performance-based” compensation. Under certain regulations, compensation arising from options and restricted stock units that meet certain requirements will not be subject to the $1,000,000 cap on deductibility, and in the past we have granted equity awards that we believe met those requirements. While the Compensation Committee cannot predict how the deductibility limit may impact our compensation program in future years, the Compensation Committee intends to maintain an approach to executive compensation that strongly links pay to performance. While the Compensation Committee has not adopted a formal policy regarding tax deductibility of compensation paid to our Chief Executive Officer and our four most highly compensated officers, the Compensation Committee intends to consider tax deductibility under Rule 162(m) as a factor in compensation decisions.

Section 409A of the Internal Revenue Code.  Section 409A imposes additional significant taxes in the event that an executive officer, director or service provider receives “deferred compensation” that does not satisfy the requirements of Section 409A. Although Limelight does not maintain a traditional nonqualified deferred compensation plan, Section 409A does apply to certain severance arrangements and equity awards. Consequently, to assist in avoiding additional tax under Section 409A, Limelight intends to consider amending the severance arrangements described in this proxy statement and structure our equity awards in a manner intended to either avoid the application of Section 409A or, to the extent doing so is not possible, comply with the applicable Section 409A requirements.

Accounting for Stock-Based Compensation.  Beginning on January 1, 2006 we began accounting for stock-based awards in accordance with the requirements of FAS 123R.

EXECUTIVE COMPENSATION AND OTHER MATTERS

Executive Compensation Tables

The following table provides information regarding the compensation of each of the individuals who served as our principal executive officer and principal financial officer in 2007 and 2006 and each of the next three most highly compensated executive officers during 2007 and 2006. We refer to these executive officers as our named executive officers.

Summary Compensation Table

Name and Principal				Stock	Option	All Other
Position	Year	Salary	Bonus	Awards(1)	Awards(1)	Compensation(2)	Total

Jeffrey W. Lunsford	2007	$368,750	$137,500	2,681,015	920,376	$54,901	$4,162,542
President, Chief Executive Officer and Chairman	2006	38,333	100,000	$2,007,990	105,813	322	2,252,458
Nathan F. Raciborski	2007	295,000	82,500	—	2,318,040	12,208	2,707,748
Co-Founder and Chief Technical Officer	2006	220,000	326,041	—	1,458,449	11,476	2,015,966
Michael M. Gordon	2007	220,000	82,500	—	1,995,086	8,976	2,306,562
Co-Founder and Chief Strategy Officer	2006	180,000	326,041	—	1,458,449	11,265	1,975,755
Matthew Hale	2007	275,000	50,000	528,285	111,492	8,063	972,840
Chief Financial Officer	2006	22,917	—	44,925	9,480	28	77,350
David M. Hatfield(3)	2007	187,500	150,000	—	1,066,839	—	1,404,339
Senior VP, Products, Marketing and Sales	2006	—	—	—	—	—	—

(1)	Amounts represent stock-based compensation expense for fiscal years 2006 and 2007 for stock and option awards under SFAS 123R.

(2)	Represents amounts paid for health and life insurance for the employee and the employee’s family members, company matches on 401(k) accounts and, in the case of Mr. Lunsford, includes $38,240 for reimbursement for the operation of his personal airplane for business purposes.

(3)	Mr. Hatfield became an employee of Limelight on April 2, 2007.

Grants of Plan-Based Awards in 2007

The following table provides information regarding grants of stock options and other plan based awards to each of our named executive officers during the fiscal year ended December 31, 2007.

		All Other
		Option Awards:		Exercise or	Grant Date
		Number of		Base Price	Fair Value
		Securities		of Option	of Stock
		Underlying		Awards	and Option
Name	Grant Date	Options(#)		($/sh)	Awards($)(1)

Jeffrey W. Lunsford	—	—		$—	$—
Nathan F. Raciborski	05/29/07	400,000	(2)	15.00	4,476,600
Michael M. Gordon	05/29/07	200,000	(2)	15.00	2,238,300
Matthew Hale	—	—		—	—
David M. Hatfield	04/02/07	450,000	(3)	6.22	3,996,937
	04/02/07	187,500	(3)	12.00	1,494,578
	04/02/07	37,500	(4)	12.00	298,916

(1)	Amounts represent total fair value of stock and option awards granted in 2007 under SFAS 123R.

(2)	Vests 1/4th on the one year anniversary of the vesting commencement date of June 7, 2007 and 1/48th monthly thereafter. Option expires 10 years from the date of grant.

(3)	Vests 1/48th on the one month anniversary of the vesting commencement date of April 2, 2007 and 1/48th monthly thereafter. Option expires 10 years from the date of grant.

(4)	Vesting is performance-based. Option expires 10 years from the date of grant.

Outstanding Equity Awards at 2007 Fiscal Year-End

The following table presents certain information concerning the outstanding option and restricted stock awards held as of December 31, 2007 by each named executive officer.

	Option Awards					Stock Awards
							Equity Incentive
						Equity Incentive	Plan Awards:
						Plan Awards:	Market or
	Number of	Number of				Number of	Payout Value of
	Securities	Securities				Unearned	Unearned
	Underlying	Underlying				Shares, Units, or	Shares, Units, or
	Unexercised	Unexercised	Option	Option		Other Rights	Other Rights
	Options:	Options:	Exercise	Expiration		That Have Not	That Have Not
Name	Exercisable	Unexercisable	Price	Date		Vested	Vested

Jeffrey W. Lunsford	203,124	546,876	$6.53	11/20/16	(1)	—	—
	—	750,000	13.20	11/20/16	(3)	—	—
	—	—	—	—		812,550 (2)	$5,598,649
Nathan F. Raciborski	—	400,000	15.00	05/29/17	(4)	—	—
Michael M. Gordon	—	200,000	15.00	05/29/17	(4)	—	—
Matthew Hale	26,250	78,750	6.67	12/01/16	(5)	—	—
	—	—	—	—		258,750 (6)	1,782,787
David M. Hatfield	84,373	365,627	6.22	04/02/17	(7)	—	—
	35,155	152,345	12.00	04/02/17	(7)	—	—
	—	37,500	12.00	04/02/17	(8)	—	—

(1)	Vesting commenced November 20, 2006 and vests 1/4 after one year and approximately 1/48 per month thereafter.

(2)	12.5% of the shares vested on the grant date, October 20, 2006. An additional 12.5% of the shares vested on the 120th day after the grant date, and approximately 1/48 of the shares vest on the corresponding day of each month thereafter.

(3)	Vesting commenced November 20, 2006 and vests 1/48 after two years and approximately 1/48 per month thereafter.

(4)	Vests 1/4th on the one year anniversary of the vesting commencement date of June 7, 2007 and 1/48th monthly thereafter.

(5)	Vests 1/4th on the one year anniversary of the vesting commencement date of December 1, 2006 and 1/48th monthly thereafter.

(6)	Vesting commenced December 1, 2006 and vests 1/4 after one year and approximately 1/48 per month thereafter.

(7)	Vests 1/48th on the one month anniversary of the vesting commencement date of April 2, 2007 and 1/48th monthly thereafter. Option expires 10 years from the date of grant.

(8)	Vesting is performance-based. Option expires 10 years from the date of grant.

Option Exercises and Stock Vested in Last Fiscal Year

The following table presents certain information concerning the exercise of options and vesting of stock awards by each of our named executive officers during the fiscal year ended December 31, 2007, including the value of gains on exercise and the value of the stock awards.

	Option Awards		Stock Awards
	Number of		Number of
	Shares	Value	Shares	Value
	Acquired on	Realized on	Acquired on	Realized on
Name	Exercise(#)	Exercise($)	Vesting(#)	Vesting($)(1)

Jeffrey W. Lunsford	—	$—	687,450	$3,590,451
Nathan F. Raciborski	—	—	—	—
Michael M. Gordon	—	—	—	—
Matthew Hale	—	—	86,250	$685,688
David M. Hatfield	—	—	—	—

(1)	The aggregate dollar amount realized upon the vesting of a stock award represents the aggregate deemed fair value of the shares of our common stock underlying the stock award on the vesting date multiplied by the shares vested on the vesting date.

Director Compensation

The following table presents the compensation received by our directors for fiscal year 2007.

	Fees
	Earned or
	Paid in	Option
Name	Cash ($)	Awards ($)(1)	Total ($)

Walter D. Amaral(2)	$25,000	$163,289	$188,289
Ray Conley(3)	—	—	—
Joseph H. Gleberman	—	—	—
Robert Goad(4)	—	—	—
Fredric W. Harman	—	—	—
Mark A. Jung(2)	20,000	120,047	140,047
Allan M. Kaplan(5)	—	—	—
Peter J. Perrone	—	—	—
David C. Peterschmidt(2)	27,500	91,817	119,317
Gary P. Valenzuela(6)	—	44,749	44,749

(1)	Amounts represent the dollar amount of compensation expense recorded in our income statement for the 2007 fiscal year in accordance with FAS 123R. Amounts include compensation expense recognized with respect to awards granted in previous fiscal years, as well as those granted, if any, in the 2007 fiscal year.

(2)	The following table sets forth the options to purchase shares of our common stock issued to our non-employee directors that held office during 2007.

		Number of	Exercise or	Grant Date
		Securities	Base Price of	Fair Value of
		Underlying	Option	Option
Name	Grant Date	Options*	Awards	Awards**

Walter D. Amaral	May 17, 2007	67,500	$11.00	$788,254
Ray Conley	—	—	—	—
Joseph H. Gleberman	—	—	—	—
Robert Goad	—	—	—	—
Fredric W. Harman	—	—	—	—
Mark A. Jung	April 30, 2007	52,500	7.79	539,792
Allan M. Kaplan	—	—	—	—
Peter J. Perrone	—	—	—	—
David C. Peterschmidt	February 27, 2007	52,500	2.09	318,955
Gary P. Valenzuela	February 27, 2007	52,500	2.09	44,749

*	Amounts represent aggregate number of option awards outstanding (both exercisable and unexercisable) for each of our directors at fiscal year-end.

**	Amounts represent the dollar amount of compensation cost recognized over the requisite service period, in accordance with FAS 123R, which include both the amounts recorded as compensation expense in our income statement for the 2007 fiscal year as well as amounts to be recognized in future requisite service periods.

(3)	Mr. Conley resigned from the Board of Directors effective February 19, 2007.

(4)	Mr. Goad resigned from the Board of Directors effective May 17, 2007.

(5)	Mr. Kaplan received $13,952 in his capacity as a consultant to us.

(6)	Mr. Valenzuela resigned from the Board of Directors effective August 10, 2007, at which time no shares subject to this option had vested.

Pension Benefits

None of our named executive officers participates in or has account balances in qualified or non-qualified defined benefit plans sponsored by us.

Nonqualified Deferred Compensation

None of our named executive officers participates in or has account balances in non-qualified defined contribution plans or other deferred compensation plans maintained by us.

Employment Agreements and Change of Control Arrangements

Jeffrey W. Lunsford

We entered into an employment agreement, dated October 20, 2006, with Mr. Lunsford, our President, Chief Executive Officer and Chairman of the Board.

Compensation.  Mr. Lunsford’s annual salary became $400,000 per year upon the closing of our initial public offering in June 2007. Prior to that date, Mr. Lunsford’s annual salary was $325,000.

Mr. Lunsford is eligible to receive an annual cash incentive bonus payable based on achievement of performance goals established by our Compensation Committee. During calendar year 2007, Mr. Lunsford’s target annual incentive bonus was $275,000. The earned annual cash incentive bonus payable to Mr. Lunsford depended upon the extent to which the applicable performance goals specified by our Board of Directors were achieved. As noted above, Mr. Lunsford’s actual paid bonus for 2007 was $137,500.

Equity Awards.  Pursuant to his employment agreement, Mr. Lunsford was granted 1,500,000 shares of our restricted common stock under our Amended and Restated 2003 Incentive Compensation Plan on October 20, 2006. Of these shares, 12.5% vested on October 20, 2006. An additional 12.5% vested on February 17, 2007, and one forty-eighth of the total number of shares will vest monthly thereafter assuming Mr. Lunsford’s continued employment with us.

On November 20, 2006, Mr. Lunsford was granted an option to purchase 750,000 shares of our common stock pursuant to his employment agreement at an exercise price of $6.53 per share under the Amended and Restated 2003 Incentive Compensation Plan. This option is scheduled to vest at a rate of 25% of the shares on the first anniversary of the grant, and one forty-eighth of the total number of shares on a monthly basis thereafter, assuming Mr. Lunsford’s continued employment with us.

We also issued Mr. Lunsford an option to purchase 750,000 shares of our common stock on November 20, 2006 at an exercise price of $13.20 per share under the Amended and Restated 2003 Incentive Compensation Plan. This option is scheduled to vest at a rate of one forty-eighth of the total number of shares on a monthly basis beginning on the second anniversary of the date of grant.

Expenses.  Mr. Lunsford’s employment agreement provides that we will reimburse him for reasonable travel, entertainment and other expenses incurred by him in furtherance of the performance of his employment duties. Such reimbursement includes the cost incurred by Mr. Lunsford in flying his personal airplane on business travel up to a maximum of $400 per hour and the cost incurred by Mr. Lunsford in renting an apartment in the Phoenix area, not to exceed $2,000 per month.

Potential Payments Upon Termination or Change-in-Control and Other Distributions.  Mr. Lunsford’s employment agreement defines a change of control as the consummation of a merger or consolidation or the approval of a plan of complete liquidation or for the sale or disposition of all or substantially all of our assets.

In the event we consummate a change of control transaction, 50% of Mr. Lunsford’s then outstanding unvested equity awards will vest. Assuming that such change of control occurred on December 31, 2007, Mr. Lunsford would have gained $2,897,672, based on the closing price per share of our common stock on the NASDAQ Stock Market as of December 31, 2007.

In the event that we terminate Mr. Lunsford’s employment without cause or Mr. Lunsford resigns for good reason, and the termination is in connection with a change of control, then Mr. Lunsford will receive (i) continued payment of his base salary for twelve months, (ii) payment in the amount equal to 100% of Mr. Lunsford’s target annual incentive for the year in which the termination occurs, (iii) the vesting of 100% of Mr. Lunsford’s then outstanding unvested equity awards, and (iv) reimbursement for premiums paid for continued health benefits for Mr. Lunsford and any of his eligible dependents until the earlier of 12 months or the date on which Mr. Lunsford and his eligible dependants are covered by a similar plan. Assuming that such change of control occurred on December 31, 2007, Mr. Lunsford would have gained $5,795,345 based on the closing price per share of our common stock on the NASDAQ Stock Market as of December 31, 2007, and we would pay up to approximately $17,000 for continued health benefits.

In the event that we terminate Mr. Lunsford’s employment without cause or Mr. Lunsford resigns for good reason, and such termination is not in connection with a change in control, Mr. Lunsford will receive (i) continued payment of his base salary for twelve months, (ii) the current year’s target annual incentive bonus pro-rated to the date of termination, and (iv) reimbursement for premiums paid for continued health benefits for Mr. Lunsford and any of his eligible dependents until the earlier of 12 months or the date on which Mr. Lunsford and his eligible dependents are covered by a similar plan. Assuming that such termination or resignation occurred on December 31, 2007, we would pay up to approximately $17,000 for continued health benefits.

If Mr. Lunsford terminates his employment voluntarily or is terminated for cause, then (i) all further vesting of his outstanding equity awards will terminate immediately, (ii) all payments of compensation to Mr. Lunsford will terminate immediately, and (iii) Mr. Lunsford will be eligible for severance only in accordance with our then established plans.

In the event Mr. Lunsford’s employment is terminated due to death or disability, 25% of his then unvested options shall vest.

Material Conditions to or Obligations of Severance.  Mr. Lunsford’s employment agreement provides that the receipt of any severance or other benefits described above is subject to: Mr. Lunsford’s signing and not revoking a separation agreement and release of claims; Mr. Lunsford agreeing that during his employment term and for 24 months thereafter, he will not solicit any of our employees for employment or directly or indirectly engage in, have any ownership interest in or participate in any entity that as of the date of termination competes with us in any substantial business; and Mr. Lunsford not knowingly and materially making any disparaging, criticizing, or otherwise derogatory statements regarding us.

Nathan F. Raciborski

Potential Payments Upon Termination or Change-in-Control and Other Distributions.  On February 25, 2008, Mr. Raciborski was granted an option to purchase 250,000 shares of our common stock at an exercise price of $6.39 per share under the terms of the 2007 Equity Incentive Plan. One forty-eighth of the total number of shares subject to this option vest and become exercisable on each calendar month anniversary following the grant date of February 25, 2008. With regard only to the shares subject to this option grant, in the event that we consummate a change of control transaction within six months of the date of the grant, none of the shares subject to the option shall be subject to accelerated vesting. In the event that we consummate a change of control transaction at least six months after the date of grant, 50% of the shares subject to the option will accelerate and become vested upon such change of control. If we terminate Mr. Raciborksi’s employment without cause or Mr. Raciborski resigns for good reason within 12 months of such change of control, 100% of the then-unvested shares subject to the option will accelerate and become vested upon such termination or resignation. Assuming that such change of control occurred on December 31, 2007, Mr. Raciborski would have gained $125,000, based on the closing price per share of our common stock on the NASDAQ Stock Market as of December 31, 2007.

If we terminate Mr. Raciborski’s employment for cause or Mr. Raciborski resigns without good reason, and Mr. Raciborski ceases serving as one of our directors, all further vesting of Mr. Raciborksi’s outstanding equity awards will terminate immediately.

Michael M. Gordon

Potential Payments Upon Termination or Change-in-Control and Other Distributions.  On February 25, 2008, Mr. Gordon was granted an option to purchase 250,000 shares of our common stock at an exercise price of $6.39 per share under the terms of the 2007 Equity Incentive Plan. One forty-eighth of the total number of shares subject to this option vest and become exercisable on each calendar month anniversary following the grant date of February 25, 2008. With regard only to the shares subject to this option grant, in the event that we consummate a change of control transaction within six months of the date of the grant, none of the shares subject to the option shall be subject to accelerated vesting. In the event that we consummate a change of control transaction at least six months after the date of grant, 50% of the shares subject to the option will accelerate and become vested upon such change of control. If we terminate Mr. Gordon’s employment without cause or Mr. Gordon resigns for good reason within 12 months of such change of control, 100% of the then-unvested shares subject to the option will accelerate and become vested upon such termination or resignation. Assuming that such change of control occurred on December 31, 2007, Mr. Gordon would have gained $125,000, based on the closing price per share of our common stock on the NASDAQ Stock Market as of December 31, 2007.

If we terminate Mr. Gordon’s employment for cause or Mr. Gordon resigns without good reason, all further vesting of Mr. Raciborksi’s outstanding equity awards will terminate immediately.

Matthew Hale

We entered into an employment agreement, dated November 22, 2006, with Mr. Hale, our Chief Financial Officer and Secretary.

Compensation.  Mr. Hale’s annual salary became $275,000 upon the closing of our initial public offering. Prior to that date, Mr. Hale’s annual salary was $225,000. Mr. Hale’s employment agreement also required us to pay Mr. Hale an annual bonus of $50,000 up until the closing of our initial public offering, payable in accordance with our normal payroll practices. Mr. Hale was also eligible to receive an incentive bonus, which when combined with his annual cash incentive bonus, would entitle him to earn an aggregate of $100,000 in bonuses for calendar year 2007. This incentive bonus was payable upon the achievement of performance goals established by the Board of Directors or by the Compensation Committee of the Board of Directors. During calendar year 2007, Mr. Hale’s target annual incentive was $50,000, but was adjusted upward in an amount equal to any portion of the annual bonus Mr. Hale was entitled to receive before the close of our initial public offering that we had not paid to Mr. Hale. As noted above, Mr. Hale’s actual paid bonus for 2007 was $50,000.

Equity Awards.  Pursuant to Mr. Hale’s employment agreement, Mr. Hale was granted 345,000 shares of restricted common stock under our Amended and Restated 2003 Incentive Compensation Plan. One-fourth of the total number of shares of restricted common stock subject to this grant vests and our right of repurchase with respect to such vested shares lapses on December 1, 2007. Thereafter, an additional one forty-eighth of the total number of shares of restricted common stock subject to this grant vests and our right of repurchase to such vested shares lapses on each calendar month anniversary after December 1, 2007.

Additionally, pursuant to Mr. Hale’s employment agreement, Mr. Hale was issued an option to purchase 105,000 shares of common stock at an exercise price of $6.67 per share under the terms of our Amended and Restated 2003 Incentive Compensation Plan. One-fourth of the total number of options to purchase shares of common stock subject to this grant vested and became exercisable on December 1, 2007. Thereafter, an additional one forty-eighth of the total number of options to purchase shares of common stock subject to this grant vests and becomes exercisable on each calendar month anniversary after December 1, 2007.

Employment Benefits.  Mr. Hale’s employment agreement provides that we will reimburse Mr. Hale for reasonable expenses incurred in the furtherance of performing his duties, including up to $2,000 per month incurred in renting an apartment in the Phoenix area for a period not to exceed one hundred and eighty days from the date Mr. Hale commenced service as our Chief Financial Officer. Additionally, Mr. Hale’s employment agreement provides that we will reimburse Mr. Hale for reasonable moving and relocation related expenses in connection with Mr. Hale’s move from the Atlanta metro area to the Phoenix area, provided that such moving and relocation related expenses do not exceed $140,000 in the aggregate.

Potential Payments Upon Termination or Change-in-Control and Other Distributions.  Mr. Hale’s employment agreement defines a change of control as the consummation of a merger or consolidation or the approval of a plan of complete liquidation or for the sale or disposition of all or substantially all of our assets.

In the event that we consummate a change of control transaction, 50% of Mr. Hale’s then outstanding unvested equity awards will vest. Assuming that such change of control occurred on December 31, 2007, Mr. Hale would have gained $900,056, based on the closing price per share of our common stock on the NASDAQ Stock Market as of December 31, 2007.

In the event that we terminate Mr. Hale’s employment without cause or Mr. Hale resigns for good reason, in either case in connection with a change of control, Mr. Hale will receive continued payment for 12 months of his then current annual salary, 100% of the current year’s target annual incentive bonus, 100% of Mr. Hale’s then outstanding unvested equity awards will vest and reimbursement for premiums paid for continued health benefits under our health plan until the earlier of 12 months or the date upon which Mr. Hale and Mr. Hale’s eligible dependents become covered under similar plans. Assuming that such termination or resignation in connection with a change of control occurred on December 31, 2007, Mr. Hale would have gained $1,800,113, based on the closing price per share of our common stock on the NASDAQ Stock Market as of December 31, 2007, and we would have paid up to approximately $17,000 for continued health benefits.

In the event that we terminate Mr. Hale’s employment without cause or Mr. Hale resigns for good reason, in either case other than in connection with a change of control, Mr. Hale will receive continued payment for 12 months of his then current annual salary, the current year’s target annual incentive bonus pro-rated to the date of termination and reimbursement for premiums paid for continued health benefits under our health plans until the earlier of

12 months or the date upon which Mr. Hale and Mr. Hale’s eligible dependents become covered under similar plans. Assuming that such termination or resignation occurred on December 31, 2007, we would have paid up to approximately $17,000 for continued health benefits.

In the event that we terminate Mr. Hale’s employment for cause or Mr. Hale resigns without good reason, all payments of compensation to Mr. Hale will terminate immediately and all further vesting of Mr. Hale’s outstanding equity awards will terminate immediately.

Mr. Hale will be eligible for severance benefits only in accordance with our then-established plan. In the event that Mr. Hale’s employment is terminated due to death or disability, 25% of Mr. Hale’s then unvested options shall vest.

Material Conditions to or Obligations of Severance.  Mr. Hale’s employment agreement provides that the receipt of any severance or other benefits described above is subject to Mr. Hale’s signing and not revoking a separation agreement and release of claims; agreeing that during his employment term and for 24 months thereafter, he will not solicit any of our employees for employment or directly or indirectly engage in, have any ownership interest in or participate in any entity that as of the date of termination competes with us in any substantial business; and not knowingly and materially making any disparaging, criticizing or otherwise derogatory statements regarding us.

David M. Hatfield

We entered into an employment agreement, dated March 27, 2007, with Mr. Hatfield, our Senior Vice President of Products, Marketing and Sales.

Compensation.  Mr. Hatfield’s employment agreement provides that we will pay him an annual salary of $250,000. He also is eligible to receive an annual cash incentive bonus payable on achievement of performance goals established by the Board of Directors or by the Compensation Committee of the Board of Directors. During calendar year 2007, Mr. Hatfield’s target annual incentive bonus was $200,000. The earned annual cash incentive bonus, if any, payable to Mr. Hatfield depended upon the extent to which the applicable performance goals specified by our Board of Directors or Compensation Committee were achieved.

Equity Awards.  Pursuant to the terms of his employment agreement, on April 2, 2007 Mr. Hatfield was granted an option to purchase 450,000 shares of our common stock at an exercise price of $6.22 per share and an option to purchase 187,500 shares of our common stock at an exercise price of $12.00 per share under the terms of our Amended and Restated 2003 Incentive Compensation Plan. One forty-eighth of the total number of shares subject to each of these options vest and become exercisable on each calendar month anniversary following Mr. Hatfield’s employment commencement date of March 27, 2007.

On April 2, 2007, Mr. Hatfield was granted an additional option to purchase 37,500 shares of our common stock at an exercise price of $12.00 per share under the terms of the Amended and Restated 2003 Incentive Compensation Plan. This performance-based option will fully vest and become exercisable if we enter into a customer contract with any of nine specified companies that provides annual revenue to us of at least $5.0 million, or one specified company that provides annual revenue to us of at least $10.0 million.

On February 25, 2008, Mr. Hatfield was granted an additional option to purchase 250,000 shares of our common stock at an exercise price of $6.39 per share under the terms of the 2007 Equity Incentive Plan. One forty-eighth of the total number of shares subject to this option vest and become exercisable on each calendar month anniversary following the grant date of February 25, 2008.

Employment Benefits.  Mr. Hatfield’s employment agreement provides that we will reimburse Mr. Hatfield for reasonable travel, entertainment and other expenses incurred by him in furtherance of the performance of his employment duties.

Potential Payments Upon Termination or Change-in-Control and Other Distributions. Mr. Hatfield’s employment agreement defines a change of control as the consummation of a merger or consolidation or the approval of a plan of complete liquidation or for the sale or disposition of all or substantially all of our assets.

With regard to all of Mr. Hatfield’s outstanding equity awards except the award he received in February 2008, in the event that we consummate a change of control transaction, 50% of Mr. Hatfield’s then outstanding unvested equity awards will vest, excluding the performance-based option grant described above. If we terminate Mr. Hatfield’s employment without cause or Mr. Hatfield resigns for good reason, in either case in connection with a change of control, Mr. Hatfield will receive continued payment for 12 months of his then current annual salary, 100% of the current year’s target annual incentive bonus, 100% of Mr. Hatfield’s then outstanding unvested equity awards will vest automatically, excluding the performance-based option grant, and reimbursement for premiums paid for continued health benefits under our health plan until the earlier of 12 months or the date upon which Mr. Hatfield and Mr. Hatfield’s eligible dependents become covered under similar plans. Assuming that such termination or resignation in connection with a change of control occurred on December 31, 2007, Mr. Hatfield would have gained $244,970, based on the closing price per share of our common stock on the NASDAQ Stock Market as of December 31, 2007, and we would have paid up to approximately $17,000 for continued health benefits.

With regard to the shares subject to the option Mr. Hatfield was granted in February 2008, in the event that we consummate a change of control transaction within six months of the date of the grant, none of the shares subject to that option shall be subject to accelerated vesting. In the event that we consummate a change of control transaction at least six months after the date of grant, 50% of the shares subject to the option will accelerate and become vested upon such change of control. If we terminate Mr. Hatfield’s employment without cause or Mr. Hatfield resigns for good reason within 12 months of such change of control, 100% of the then-unvested shares subject to the option will accelerate and become vested upon such termination or resignation.

In the event that we terminate Mr. Hatfield’s employment without cause or Mr. Hatfield resigns for good reason, in either case other than in connection with a change of control, Mr. Hatfield will receive continued payment for 12 months of his then current annual salary, the current year’s target annual incentive bonus pro-rated to the date of termination and reimbursement for premiums paid for continued health benefits under our health plans until the earlier of 12 months or the date upon which Mr. Hatfield and Mr. Hatfield’s eligible dependents become covered under similar plans. Assuming that such termination or resignation occurred on December 31, 2007, we would have paid up to approximately $17,000 for continued health benefits.

If we terminate Mr. Hatfield’s employment for cause or Mr. Hatfield resigns without good reason, all payments of compensation to Mr. Hatfield will terminate immediately and all further vesting of Mr. Hatfield’s outstanding equity awards will terminate immediately.

In the event that Mr. Hatfield’s employment is terminated due to death or disability, 25% of Mr. Hatfield’s then-unvested options shall vest, excluding the performance-based option grant described above.

Material Conditions to or Obligations of Severance.  Mr. Hatfield’s employment agreement provides that the receipt of any severance or other benefits described above is subject to Mr. Hatfield’s signing and not revoking a separation agreement and release of claims; agreeing that during his employment term and for 24 months thereafter, he will not solicit any of our employees for employment or directly or indirectly engage in, have any ownership interest in or participate in any entity that as of the date of termination competes with us in any substantial business; and not knowingly and materially making any disparaging, criticizing or otherwise derogatory statements regarding us.

Employee Benefit Plans

2007 Equity Incentive Plan

Our Board of Directors adopted our 2007 Equity Incentive Plan in April 2007, and our stockholders approved this plan in May 2007. Our 2007 Equity Incentive Plan provides for the grant of incentive stock options, within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, to our employees and any parent and subsidiary corporations’ employees, and for the grant of nonstatutory stock options, restricted stock, restricted stock units, stock appreciation rights, performance units and performance shares to our employees, directors and consultants and our parent and subsidiary corporations’ employees and consultants.

Share Reserve.  We initially reserved a total of 7,500,000 shares of our common stock for issuance under the 2007 Equity Incentive Plan, plus (a) any shares which have been reserved but not issued under our Amended and Restated 2003 Incentive Compensation Plan as of the effective date of our initial public offering and (b) any shares returned to our Amended and Restated 2003 Incentive Compensation Plan on or after the effective date of our initial public offering as a result of termination of options or the repurchase of shares issued under the Amended and Restated 2003 Incentive Compensation Plan. In addition, our 2007 Equity Incentive Plan provides for annual increases in the number of shares available for issuance thereunder on the first day of each fiscal year equal to the least of:

•	4% of the outstanding shares of our common stock on the last day of the immediately preceding fiscal year;

•	4,500,000 shares; or

•	such other amount as our Board of Directors may determine.

On January 1, 2008, the number of shares reserved for issuance under our 2007 Equity Incentive Plan increased by 3,300,253 shares, representing 4% of the outstanding shares of our common stock on December 31, 2007. As of March 31, 2008, options to purchase 4,136,888 shares of common stock were outstanding and 7,419,038 shares were available for future grant under this plan.

Administration of Awards.  Our Board of Directors or a committee of our board administers our 2007 Equity Incentive Plan. Our Compensation Committee will be responsible for administering all of our equity compensation plans. In the case of options intended to qualify as “performance based compensation” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended, the committee will consist of two or more “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended.

The administrator has the power to determine the terms of the awards, including the exercise price, the number of shares subject to each such award, the exercisability of the awards and the form of consideration payable upon exercise. The administrator also has the authority to institute an exchange program whereby the exercise prices of outstanding awards may be reduced, outstanding awards may be surrendered in exchange for awards with a lower exercise price or outstanding awards may be transferred to a third-party.

Stock Options.  The plan administrator will determine the exercise price of options granted under our 2007 Equity Incentive Plan, but the exercise price of options granted under our 2007 Equity Incentive Plan must at least be equal to the fair market value of our common stock on the date of grant. The term of an incentive stock option may not exceed ten years, except that with respect to any participant who owns 10% of the voting power of all classes of our outstanding stock as of the grant date, the term must not exceed five years and the exercise price must equal at least 110% of the fair market value on the grant date. The administrator determines the term of all other options.

After termination of an employee, director or consultant, he or she may exercise his or her option for the period of time stated in the option agreement. Generally, if termination is due to death or disability, the option will remain exercisable for 12 months. In all other cases, the option will generally remain exercisable for three months. However, an option generally may not be exercised later than the expiration of its term.

Stock Appreciation Rights.  Stock appreciation rights may be granted under our 2007 Equity Incentive Plan. Stock appreciation rights allow the recipient to receive the appreciation in the fair market value of our common stock between the exercise date and the date of grant. The administrator determines the terms of stock appreciation rights, including when such rights become exercisable and whether to pay the increased appreciation in cash or with shares of our common stock, or a combination thereof. Stock appreciation rights expire under the same rules that apply to stock options.

Restricted Stock.  Restricted stock may be granted under our 2007 Equity Incentive Plan. Restricted stock awards are shares of our common stock that vest in accordance with terms and conditions established by the administrator. The administrator will determine the number of shares of restricted stock granted to any employee. The administrator may impose whatever conditions to vesting it determines to be appropriate. For example, the administrator may set restrictions based on the achievement of specific performance goals. Shares of restricted stock that do not vest are subject to our right of repurchase or forfeiture.

Restricted Stock Units.  Restricted stock units may be granted under our 2007 Equity Incentive Plan. Restricted stock units are awards of restricted stock, performance shares or performance units that are paid out in installments or on a deferred basis. The administrator determines the terms and conditions of restricted stock units including the vesting criteria and the form and timing of payment.

Performance Units and Performance Shares.  Performance units and performance shares may be granted under our 2007 Equity Incentive Plan. Performance units and performance shares are awards that will result in a payment to a participant only if performance goals established by the administrator are achieved or the awards otherwise vest. The administrator will establish organizational or individual performance goals in its discretion, which, depending on the extent to which they are met, will determine the number and/or the value of performance units and performance shares to be paid out to participants. Performance units shall have an initial dollar value established by the administrator prior to the grant date. Performance shares shall have an initial value equal to the fair market value of our common stock on the grant date. Payment for performance units and performance shares may be made in cash or in shares of our common stock with equivalent value, or in some combination, as determined by the administrator.

Transfer of Awards.  Unless the administrator provides otherwise, our 2007 Equity Incentive Plan does not allow for the transfer of awards and only the recipient of an award may exercise an award during his or her lifetime.

Change of Control Transactions.  Our 2007 Equity Incentive Plan provides that in the event of our change in control, as defined in the 2007 Equity Incentive Plan, each outstanding award will be treated as the administrator determines, including that the successor corporation or its parent or subsidiary will assume or substitute an equivalent award for each outstanding award. The administrator is not required to treat all awards similarly. If there is no assumption or substitution of outstanding awards, the awards will fully vest, all restrictions will lapse and the awards will become fully exercisable. The administrator will provide notice to the recipient that he or she has the right to exercise the option and stock appreciation right as to all of the shares subject to the award, all restrictions on restricted stock will lapse and all performance goals or other vesting requirements for performance shares and units will be deemed achieved at 100% of target levels, and all other terms and conditions met. The option or stock appreciation right will terminate upon the expiration of the period of time the administrator provides in the notice. In the event the service of an outside director is terminated on or following a change in control, other than pursuant to a voluntary resignation, his or her options and stock appreciation rights will fully vest and become immediately exercisable, all restrictions on restricted stock will lapse and all performance goals or other vesting requirements for performance shares and units will be deemed achieved at 100% of target levels, and all other terms and conditions met.

Plan Amendments.  Our 2007 Equity Incentive Plan will automatically terminate in 2017, unless we terminate it sooner. In addition, our Board of Directors has the authority to amend, suspend or terminate the 2007 Equity Incentive Plan provided such action does not impair the rights of any participant.

Amended and Restated 2003 Incentive Compensation Plan

Our Amended and Restated 2003 Incentive Compensation Plan was adopted by our Board of Directors and approved by our stockholders effective October 2006. Our Amended and Restated 2003 Incentive Compensation Plan provides for the grant of incentive stock options, within the meaning of Section 422 of the Internal Revenue Code, to our employees, and for the grant of nonstatutory stock options, stock grants and stock purchase rights to our employees, directors and consultants. As of March 31, 2008, options to purchase 6,670,562 shares of common stock were outstanding and no shares were available for future grant under this plan.

Since our IPO, we have not granted, and we do not intend to grant, any additional awards under our Amended and Restated 2003 Incentive Compensation Plan. Instead, we have granted, and will continue to grant, options under our 2007 Equity Incentive Plan. However, our Amended and Restated 2003 Incentive Compensation Plan will continue to govern the terms and conditions of all outstanding options and stock purchase rights previously granted under the Amended and Restated 2003 Incentive Compensation Plan following our initial public offering.

Our Amended and Restated 2003 Incentive Compensation Plan provides that in the event of a proposed sale of all or substantially all of our assets or any merger or consolidation in which we are not the surviving corporation, the successor entity may, with the consent of our Board of Directors or a committee designated by our Board of Directors, assume each outstanding option or substitute an equivalent option or right. If the successor entity does not assume or substitute the outstanding options, then (i) each option will terminate upon the consummation of the sale, merger or consolidation and (ii) our Board of Directors, or a committee designated by our Board of Directors, has the authority, within its discretion, to provide for the acceleration of vesting or exercisability of options and other awards granted by us under our Amended and Restated 2003 Incentive Compensation Plan. Our Board of Directors, or a committee designated by our Board of Directors, is required to give notice of any proposed sale, merger or consolidation a reasonable time prior to the closing date of such sale, merger or consolidation in order to give our option holders an opportunity to exercise any options that are then exercisable before the closing of the transaction.

The following table sets forth, for each of our equity-based compensation plans, the number of shares of our common stock subject to outstanding options and rights, the weighted-average exercise price of outstanding options, and the number of shares available for future award grants as of December 31, 2007:

Number
of Shares of
Common Stock
Remaining
Available for
	Number		Future
	of Shares of		Issuance Under
	Common Stock	Weighted-	Equity
	to be	Average	Compensation
	Issued Upon	Exercise	Plans
	Exercise of	Price of	(excluding
	Outstanding	Outstanding	shares reflected
	Options and	Options and	in the
Plan Category	Rights	Rights	first column)

Equity compensation plans approved by security holders	8,474,149	$6.17	6,735,560
Equity compensation plans not approved by security holders	—	—	—
Total	8,474,149	$6.17	6,735,560

401(k) Plan

We have established a tax-qualified employee savings and retirement plan for all employees who satisfy certain eligibility requirements, including requirements relating to age and length of service. Under our 401(k) plan, employees could elect to reduce their current compensation by up to 15% or the statutory limit, $15,500 in 2007, whichever was less, and have us contribute the amount of this reduction to the 401(k) plan. In addition, beginning January 1, 2007, we began matching employee deferrals as follows: a dollar-for-dollar (100%) match on an eligible employee’s deferral that does not exceed three percent (3%) of compensation for the year and a fifty percent (50%) match on the next two percent (2%) of the employee’s deferrals. We intend for the 401(k) plan to qualify under Section 401 of the Code so that contributions by employees or by us to the 401(k) plan, and income earned on plan contributions, are not taxable to employees until withdrawn from the 401(k) plan.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act requires our executive officers, directors and ten percent stockholders to file reports of ownership and changes in ownership with the SEC. The same persons are required to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of such forms and written representations that no other reports were required during the fiscal year ended December 31, 2007, we believe that all our executive officers, directors and ten percent stockholders complied with the applicable filing requirements, with the exceptions of late Forms 3 filed on June 8, 2007 by GS Capital Partners entities, Walter Amaral, Joseph Gleberman, Michael Gordon, Matthew Hale, Mark A. Jung, Allan Kaplan, Jeffrey Lunsford, Peter Perrone, David Peterschmidt, Nathan Raciborski and Gary Valenzuela. In making these statements, we have relied upon examination of the copies of Forms 3, 4, and 5, and amendments thereto, provided to Limelight and the written representations of its directors, executive officers and 10% stockholders.

Limitation on Liability and Indemnification Matters

Our amended and restated certificate of incorporation contains provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for:

•	any breach of the director’s duty of loyalty to us or our stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

•	any transaction from which the director derived an improper personal benefit.

Our amended and restated certificate of incorporation and amended and restated bylaws provide that we are required to indemnify our directors and officers, in each case to the fullest extent permitted by Delaware law. Our amended and restated bylaws also provide that we are obligated to advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding, and permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in that capacity regardless of whether we would otherwise be permitted to indemnify him or her under the provisions of Delaware law. We have entered and expect to continue to enter into agreements to indemnify our directors, executive officers and other employees as determined by our Board of Directors. With specified exceptions, these agreements provide for indemnification for related expenses including, among other things, attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding. We believe that these bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers. We also maintain directors’ and officers’ liability insurance.

The limitation of liability and indemnification provisions in our amended and restated certificate of incorporation and amended and restated bylaws may discourage stockholders from bringing a lawsuit against our directors and officers for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions. At present, there is no pending litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought, and we are not aware of any threatened litigation that may result in claims for indemnification.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In addition to the director and executive compensation arrangements discussed above under “Management,” the following is a description of transactions since January 1, 2007, to which we have been a party in which the amount involved exceeded or will exceed $120,000 and in which any of our directors, executive officers, beneficial holders of more than 5% of our capital stock, or entities affiliated with them, had or will have a direct or indirect material interest.

Investors’ Rights Agreement

In July 2006, we entered into an amended and restated investors’ rights agreement with the purchasers of our preferred stock, including GS Capital Partners entities and Oak Investment Partners XII, L.P., that provides for certain rights relating to the registration of their shares of common stock issued upon conversion of their preferred stock into common stock at the time of the IPO. Under these registration rights, holders of the then outstanding registrable securities may require on two occasions that we register their shares for public resale. Such registration requires the election of the holders of registrable securities holding at least 25% of such registrable securities. We are obligated to register these shares only if the requesting holders request the registration of the number of registrable securities with an anticipated offering price of at least $10,000,000. In addition, holders of registrable securities holding at least 5% of such registrable securities may require that we register their shares for public resale on Form S-3 or similar short-form registration, if we are eligible to use Form S-3 or similar short-form registration, and the value of the securities to be registered is at least $5,000,000. If we elect to register any of our shares of common stock for any public offering, the holders of registrable securities are entitled to include shares of common stock in the registration. However, we may reduce the number of shares proposed to be registered in view of market conditions, provided that we m ay not reduce the number of registrable securities included in any such registration below 20% of the total number of shares included in such offering. We will pay all expenses in connection with any registration described herein, other than underwriting discounts and commissions. These rights will terminate five years after the closing of our IPO and prior to then, any holder shall cease to have registration rights once that holder may sell all of its registrable securities under Rule 144 during any three-month period.

Stockholder Tender Agreement and Escrow

In May 2006, we entered into a purchase agreement for the sale of our Series B preferred stock, which transaction closed in July 2006. The purchase agreement also provided for an aggregate of $10.1 million of the funds used to repurchase shares to be held in an escrow account to serve as security for the indemnification obligations of the tendering stockholders under the purchase agreement. We entered into a related escrow agreement in July 2006, which provides for the establishment of an escrow fund.

In May 2007, we agreed to a clarification of this escrow arrangement in order to reflect the parties’ original intent. As a result, $3.7 million of the escrow account were distributed upon the closing of our IPO, with the balance remaining available thereafter for future claims until either the funds are exhausted or we confirm that we do not expect to submit additional claims. During 2007 the escrow account was drawn down as we incurred Akamai-related litigation expenses. As of December 31, 2007, approximately $1,070,000 remained in the escrow account and we expect the remaining funds to be drawn down during the first half of 2008.

Stock Option Grants

Certain stock option grants made in 2007 to our directors and executive officers and related option grant policies are described elsewhere in this proxy statement. Pursuant to our executive officer compensation policies, we have granted the following options to certain executive officers in 2008:

•	In February 2008, we granted Nathan Raciborski an option to purchase 250,000 shares of our common stock at an exercise price of $6.39 per share;

•	In February 2008, we granted Michael Gordon an option to purchase 250,000 shares of our common stock at an exercise price of $6.39 per share;

•	In February 2008, we granted David Hatfield an option to purchase 250,000 shares of our common stock at an exercise price of $6.39 per share.

Employment and Change of Control Agreements with Executive Officers

We have entered into employment and change of control arrangements with certain of our executive officers as described above.

Indemnification of Officers and Directors

Our amended and restated certificate of incorporation and bylaws provide that we will indemnify each of our directors and officers to the fullest extent permitted by the Delaware General Corporation Law. Further, we have entered into indemnification agreements with each of our directors and officers.

Policies and Procedures for Related Party Transactions

As provided by our Audit Committee charter, our Audit Committee must review and approve in advance any related party transaction. All of our directors, officers and employees are required to report to our Audit Committee any such related party transaction prior to its completion. Prior to the creation of our Audit Committee, our full Board of Directors reviewed related party transactions. Each of the related party transactions described above that were submitted to our Board of Directors were approved by disinterested members of our Board of Directors after disclosure of the interest of the related party in the transaction.

AUDIT COMMITTEE REPORT

The following report of the Audit Committee of the Board of Directors shall not be deemed to be “soliciting material” or “filed” with the SEC or incorporated by reference into any future filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, each as amended, except to the extent that we specifically incorporate it by reference into such filing.

The following is the report of the Audit Committee of the Board of Directors. The Audit Committee has reviewed and discussed our audited financial statements for the fiscal year ended December 31, 2007 with our management. In addition, the Audit Committee has discussed with Ernst & Young LLP, our independent auditors, the matters required to be discussed by Statement on Auditing Standards No. 114, as amended (AICPA, Professional Standards, Vol. 1. AU section 380) as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T. The Audit Committee also has received the written disclosures and the letter from Ernst & Young LLP as required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and the Audit Committee has discussed the independence of Ernst & Young LLP with that firm.

Based on the Audit Committee’s review of the matters noted above and its discussions with our independent auditors and our management, the Audit Committee recommended to the Board of Directors that the financial statements be included in our Annual Report on Form 10-K and our Annual Report to our stockholders for the year ended December 31, 2007.

Respectfully submitted by:

Walter D. Amaral, Chairman
Douglas S. Lindroth
David C. Peterschmidt

OTHER MATTERS

We know of no other matters to be submitted to the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the accompanying form of proxy to vote the shares they represent as the Board of Directors may recommend.

BY ORDER OF THE BOARD OF DIRECTORS

Dated: May 2, 2008

Philip C. Maynard
Senior Vice President, Chief Legal Officer
and Secretary

1 LIMELIGHT NETWORKS, INC. ANNUAL MEETING OF STOCKHOLDERS JUNE 12, 2008 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned stockholder of Limelight Networks, Inc. hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated May 2, 2008, and hereby appoints Matthew Hale and Philip C. Maynard, and each of them, with full power of substitution, as Proxy or Proxies, to vote all common shares of the undersigned at the Annual Meeting of Stockholders of Limelight Networks, Inc., to be held on June 12, 2008, and at any adjournments thereof, upon the proposals set forth on this form of proxy and described in the Proxy Statement, and in their discretion with respect to such other matters as may be properly brought before the meeting or any adjournments thereof. THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS INDICATED, WILL BE VOTED FOR EACH OF THE PROPOSALS LISTED ABOVE, AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY COME BEFORE THE MEETING. (Continued and to be signed on the reverse side) COMMENTS:

     ANNUAL MEETING OF STOCKHOLDERS OF LIMELIGHT NETWORKS, INC. June 12, 2008 Please sign, date and mail your proxy card in the envelope provided as soon as possible. Please detach along perforated line and mail in the envelope provided. 2033Q0Q0000000000000 061208 THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSAL 2. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x 1. To vote for and elect the nominees listed below to serve as Class I directors of the corporation to serve for a term of three years expiring on the 2011 Annual Meeting of Stockholders, or in the event that the nominees listed below become unavailable or decline to serve as a director at the time of the Annual Meeting, to vote for and elect any nominee who is designated by the current board of directors to fill the vacancy: NOMINEES: for all nominees O Walter D. Amaral O Jeffrey W. Lunsford withhold authority O Peter J. Perrone FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below) FOR AGAINST ABSTAIN 2. To vote for and ratify the appointment of Ernst & Young LLP as I            II            II            I our independent registered public accounting firm for the ‘—’ ‘—’ ‘—‘ fiscal year expiring on December 31, 2008, and 3. Transact any such other business as may properly come before the meeting or any adjournment or postponement thereof. Either of such Proxies or substitutes shall have and may exercise all of the powers of said proxies hereunder. INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ^ TO INCLUDE ANY COMMENTS, USE THE COMMENTS BOX ON THE REVERSE SIDE OF THIS CARD. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. Signature of Stockholder Date: Signature of Stockholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.